As filed with the Securities and Exchange Commission on August 31, 1999

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     FIRST NATIONAL COMMUNITY BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Pennsylvania                         6021                      23-2900790
---------------------------------   ----------------------------     -------------------
  (State or other jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

                                                     William S. Lance, Treasurer
                                                      FIRST NATIONAL COMMUNITY
First National Community Bancorp, Inc.                      BANCORP, INC.
      102 East Drinker Street                          102 East Drinker Street
    Dunmore, Pennsylvania 18512                      Dunmore, Pennsylvania 18512
            (570) 346-7667                                  (570) 346-7667
--------------------------------------               ---------------------------
(Address, including zip code, and                    (Name, address, including
telephone number, including area code,               zip code, and telephone
of registrant's principal executive                  number, including area
offices)                                             code, of agent for service)

                                 With Copies To:
                          Nicholas Bybel, Jr., Esquire
                             Shumaker Williams, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                            Telephone: (717) 763-1121

     Approximate date of commencement of the proposed sale of the securities to the public: October 1, 1999 or as soon as practicable after this Registration Statement becomes effective.

     If any the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a pre-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------

    Title of Each                     Amount     Proposed Maximum       Proposed Maximum       Amount of
Class of Securities                    To Be      Offering Price           Aggregate         Registration
 Being Registered                   Registered        Per Unit           Offering Price         Fee(1)
----------------------------------------------------------------------------------------------------------
Common Stock, par value $1.25
per share ....................        75,000            $40               $3,000,000           $834.00
----------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c), solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

================================================================================

                                   Prospectus



                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                          75,000 Shares of Common Stock

                               Price $40 per share


     First National Community Bancorp, Inc. is offering shares of its common stock. We are selling these shares directly on a best efforts basis and not through underwriters, brokers or dealers. There is no minimum number of shares which must be sold before we can use the proceeds. Our address is 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491, and our telephone number is
(570) 346-7667.

     Our common stock trades on the OTC Bulletin Board under the symbol "FNCB".

     This offering involves a degree of risk. See "Risk Factors" beginning on page 5 for information that prospective purchasers should consider before investing in our common stock.

     Our shares of common stock are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

     Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is August 31, 1999

                            Anti-Takeover Provisions

     First National Community Bancorp, Inc.'s articles of incorporation and bylaws include certain provisions which may be considered to be "anti-takeover" in nature, in that they may have the effect of discouraging or making more difficult the acquisition of control over us by means of an unsolicited tender or exchange offer, proxy contest or similar transaction. The provisions in our articles of incorporation which may be considered anti-takeover in nature include the following:

     o a provision which provides for substantial authorized but unissued capital stock,

     o a provision which denies shareholders the right to cumulate their votes in the election of directors,

     o a provision which establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal,

     o a provision which denies shareholders preemptive rights to subscribe to purchase additional shares of stock on a pro rata basis, and

     o a provision which requires greater than majority vote to amend certain provisions of our articles of incorporation.

     The provisions of our bylaws which may be considered to be anti-takeover in nature include the following:

     o   a provision which establishes a classified Board of Directors, and

     o a provision which requires a greater than majority vote in order to amend our bylaws.

     The overall effect of these provisions may result in the entrenchment of current management by enabling it to retain its current position and placing it in a better position to resist changes that shareholders may want to make if dissatisfied with the conduct of our management and business, regardless of whether these changes are desired by or beneficial to a majority of the shareholders. You may determine that these provisions are not in your best interest inasmuch as they may substantially limit your voting power.

     As a Pennsylvania business corporation, we are also subject to the Pennsylvania Business Corporation Law of 1988, as amended, which includes provisions applicable to us which may have similar effects. As stated above, these provisions may have the effect of entrenching management against the wishes of the shareholders. See "Risk Factors" and "Description of Securities -- Anti-Takeover Provisions".

                                TABLE OF CONTENTS

                                                                                                PAGE
                                                                                                ----
SUMMARY  ..........................................................................................1
     The Company...................................................................................1
     The Offering..................................................................................1

SELECTED FINANCIAL DATA............................................................................3

FORWARD LOOKING STATEMENTS.........................................................................4

RISK FACTORS.......................................................................................5
     Our profitability is dependent on the profitability of a subsidiary bank......................5
     A downturn in the economic conditions in our market areas may adversely affect our business.....,............................................................................5
     You will have a minimal influence on shareholder decisions....................................5
     Changes in interest rates could make us less profitable.......................................5
     Our future success is dependent on our ability to compete effectively in the highly competitive banking industry...................................................6
     Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio....................................................6
     Changes in real estate values may adversely impact our loans that are secured by real estate....................................................................7
     Changes in the law and regulations may affect our ability to do business, our costs, and our profits................................................................7
     We do not currently have specific uses for the offering proceeds..............................7
     We could incur significant costs or losses if our computer systems are unable to handle the transition to the year 2000 or if our customers' or suppliers'
         businesses are interrupted because of year 2000 issues....................................8
     The trading market for our common stock is not active.........................................8
     Regulatory restrictions on dividend payments from our subsidiary bank may affect our ability to pay dividends to our shareholders..........................................8
     Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock...........................8

STOCK PRICES, DIVIDENDS AND
     RELATED SHAREHOLDER MATTERS...................................................................9
     Dividend Policy..............................................................................10

DETERMINATION OF OFFERING PRICE...................................................................10

USE OF PROCEEDS...................................................................................10

PLAN OF DISTRIBUTION..............................................................................11


SUBSCRIPTION PROCEDURE............................................................................11

DESCRIPTION OF SECURITIES.........................................................................12
     Common Stock.................................................................................12
     Securities Laws..............................................................................12
     Anti-Takeover Provisions.....................................................................13

BUSINESS AND PROPERTIES...........................................................................20
     Properties...................................................................................20
     Business.....................................................................................21
     Competition..................................................................................22

SUPERVISION AND REGULATION........................................................................22
     Adequacy Guidelines..........................................................................23
     Prompt Corrective Action Rules...............................................................24
     Regulatory Restrictions on Dividends.........................................................24
     FDIC Insurance Assessments...................................................................25
     New Legislation..............................................................................25
     Interstate Banking...........................................................................25
     Employees....................................................................................26

LEGAL PROCEEDINGS.................................................................................26

CAPITALIZATION....................................................................................27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................28

YEAR 2000 COMPLIANCE..............................................................................56

DIRECTORS AND EXECUTIVE OFFICERS..................................................................60
     Family Relationships.........................................................................61

EXECUTIVE COMPENSATION............................................................................62

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................................................63
     Indebtedness of Management...................................................................63
     The Board of Directors.......................................................................63
     Compensation of Directors....................................................................64
     Compensation Committee Interlocks and Insider Participation..................................64
     Employment Agreements........................................................................64

BENEFICIAL OWNERSHIP OF SHARES....................................................................66

TRANSFER AGENT....................................................................................67


EXPERTS  .........................................................................................67

LEGAL MATTERS.....................................................................................67

WHERE YOU CAN FIND MORE INFORMATION...............................................................68

INDEX TO FINANCIAL STATEMENTS....................................................................F-1

                                     SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. We encourage you, as a prospective investor, to read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1, before investing in the offered securities.

The Company

     First National Community Bancorp, Inc. is a Pennsylvania business corporation and a registered bank holding company incorporated in February, 1997. We engage in general commercial and retail banking services and in related businesses through our sole, wholly-owned subsidiary, First National Community Bank. First National Community Bank began operations in 1910 and became our subsidiary in 1998.

     Our principal executive offices and those of First National Community Bank are located at 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491, and the telephone number is (570) 346-7667. See "Business."

The Offering


Common stock offered by us:           75,000 shares

Common stock to be outstanding        2,476,782
after the offering:

Price to the public:                  $40 per share

Estimated net proceeds to us:         $2,939,666

Use of proceeds:                      We intend to use the net proceeds for
                                      general corporate purposes including:

                                      o   investing in First National
                                          Community Bank to increase
                                          its capital position to
                                          permit it to increase per
                                          borrower lending limits, make
                                          larger loans and increase its
                                          lending activity; and

                                      o   expanding into related businesses.
OTC Bulletin Board symbol for
our common stock:                     FNCB

Reason for the offering:              We believe that current market conditions
                                      present us with an ideal opportunity:

                                      o   to raise additional capital for the
                                          purposes noted above under "Use of
                                          Proceeds," and

                                      o   to broaden our shareholder base.

     We based our calculation of the number of shares of our common stock outstanding immediately after this offering on the assumption that all of the shares being offered will be sold and that the number of shares outstanding immediately prior to the offering will be the number of shares outstanding on August 12, 1999.

     We are offering the shares to the general public and to our current shareholders in a direct community offering on a "best efforts" basis with no required aggregate minimum, on the terms and conditions described in this prospectus. If we do not sell all the shares that we are offering to the general public, our directors and officers may purchase the remaining shares at the offering price. See "Risk Factors - You will have a minimal influence on shareholder decisions."

     You may subscribe for no less than $1,000 of common stock and no more than $250,000. You may not revoke your subscription once we have received it. We reserve the right to reject any subscription in whole or in part, for any reason, including for the reason that other subscribers will be more likely to direct business to us.

     We will begin the offering on October 1, 1999 or as soon as practical after the registration statement of which this prospectus is a part becomes effective. We will end the offering at 5:00 p.m. on November 12, 1999, or a later date if we decide that a later ending date would be beneficial to us. In no event shall we terminate this offering later than 5:00 p.m. on December 15, 1999. We reserve the right to withdraw this offering at any time and to terminate this offering at any time.

     In the event that we withdraw or terminate the offering or reject your subscription, we will return your money as promptly as possible after the withdrawal, termination or rejection. We will not include interest earned on your money or reduce your money to cover expenses or charges when we return your money. We will issue your shares after December 1, 1999. We reserve the right, in our sole discretion, to waive any of the limitations that we have placed in the offering. See "Plan of Distribution."


                                 END OF SUMMARY

                             SELECTED FINANCIAL DATA

     Please read the following selected financial data in conjunction with our consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                        As of and for the Six
                                              Months Ended                     As of and for the Twelve Months ended
                                                June 30                                     December 31
                                       -----------------------     ----------------------------------------------------------------
                                         1999          1998           1998         1997         1996          1995           1994
                                       ---------     ---------     ---------     ---------    ---------     ---------     ----=----
Total assets                           $ 508,268     $ 448,324     $ 483,385     $ 428,335    $ 372,438     $ 318,026     $ 269,679
Interest-bearing balances
   with financial  institutions        $   2,280     $   3,162     $   2,478     $   1,586    $   2,771     $     775     $   2,754
Securities                             $ 134,445     $ 125,932     $ 131,830     $ 121,367    $  82,476     $  69,408     $  55,403
Net loans                              $ 344,457     $ 292,680     $ 324,610     $ 280,731    $ 259,880     $ 229,643     $ 193,254
Total deposits                         $ 395,584     $ 359,777     $ 380,039     $ 345,668    $ 320,968     $ 275,739     $ 236,864
Stockholders' equity                   $  33,850     $  33,550     $  34,679     $  31,580    $  27,631     $  25,547     $  17,117
Net interest income before
   provision for credit losses         $   8,580     $   7,529     $  15,445     $  14,580    $  12,765     $  11,286     $   9,882
Provision for credit losses            $     360     $     360     $     920     $   1,110    $     820     $     796     $     700
Other income                           $     851     $     784     $   1,583     $   1,628    $   1,099     $     921     $     925
Other expenses                         $   5,181     $   4,485     $   9,423     $   8,839    $   7,904     $   7,097     $   6,369
Income before income taxes             $   3,890     $   3,468     $   6,685     $   6,259    $   5,140     $   4,314     $   3,738
Provision for income taxes             $     940     $     867     $   1,578     $   1,616    $   1,265     $   1,100     $     888
Net income                             $   2,950     $   2,601     $   5,107     $   4,643    $   3,875     $   3,214     $   2,850
Cash dividends paid                    $     720     $     648     $   1,703     $   1,396    $   1,178     $     887     $     780
Per share data:
Net income (1)                         $    1.23     $    1.08     $    2.13     $    1.94    $    1.62     $    1.52     $    1.39
Cash dividends (2)                     $     .30     $     .27     $    0.71     $    0.58    $    0.49     $    0.41     $    0.38
Book value (1)(3)                      $   14.09     $   13.99     $   14.46     $   13.17    $   11.52     $   12.08     $    8.35
Weighted average number
   of shares outstanding               2,398,379     2,398,360     2,398,360     2,398,360    2,398,360     2,114,192     2,050,960
PERFORMANCE RATIOS
Return on assets                           1.17%         1.20%         1.13%         1.16%        1.13%         1.08%         1.16%
Return on equity                          16.97%        16.21%        15.29%        15.85%       14.83%        16.29%        16.51%
Net interest margin on average
   earning assets                          3.78%         3.87%         3.84%         4.09%        4.25%         4.19%         4.48%
Efficiency (non-interest expense/net
   interest income + non-interest
   income)                                52.49%        51.27%        52.03%        52.37%       53.25%        54.76%        55.66%
LIQUIDITY AND CAPITAL RATIOS
Shareholders' equity (% assets)            6.66%         7.48%         7.17%         7.37%        7.42%         8.03%         6.35%
Risk based:
   Tier I Capital                          9.95%        10.98%        10.19%        10.94%       10.27%        10.88%         9.93%
   Total Capital                          11.19%        12.23%        11.45%        12.19%       11.46%        12.12%        11.13%
Dividends (% net income)                  24.39%        24.90%        33.35%        30.06%       30.40%        27.60%        27.36%
Loans to deposits                         87.08%        81.35%        85.41%        81.21%       80.97%        83.28%        81.59%
ASSETS QUALITY RATIOS
Allowance for credit losses to total
   loans                                   1.30%         1.32%         1.30%         1.27%        1.20%         1.20%         1.15%
Allowance for credit losses to
     non-performing loans                   294%          259%          330%          253%         297%          157%           83%
Net charge-offs to average total loans      .03%          .02%          .09%          .24%         .18%          .12%          .28%

------------------------

(1) Earnings per share and book value per share are calculated based on the weighted average number of shares outstanding during each year, after giving retroactive effect to the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.
(2) Cash dividends per share have been restated to reflect the retroactive effect of the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.
(3) Reflects the effect of SFAS No. 115 in the amount of ($2,403,000) at June 30, 1999, $791,000 in 1998, $1,097,000 in 1997, $384,000 in 1996,
     $991,000 in 1995 and ($1,558,000) in 1994.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains and incorporates certain statements that constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words). Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include:

     o   trends for the continued growth of our business;

     o our ability to sell only a small amount of shares in the offering o to sell no shares at all; and

     o   other risks and uncertainties.

     If one or more of these risks or uncertainties occurs or if our underlying assumptions prove incorrect, our actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

     You should carefully consider the statements under "Risk Factors" and other sections in this prospectus which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide to invest in our common stock by subscribing to the offering.

Our profitability is dependent on the profitability of our subsidiary bank.

     Our profitability is dependent on the financial results of our operating subsidiary, First National Community Bank. Adverse results or events at the bank would have a significant impact on our profitability. Although the bank's operations have been profitable recently, we cannot assure you that the bank will be as profitable or profitable at all in the future.

A downturn in the economic conditions in our market areas may adversely affect our business.

     Currently, our lending and deposit-gathering activities are concentrated primarily in northeastern Pennsylvania. Our success depends in large part on general economic conditions in northeastern Pennsylvania and its surrounding areas. Adverse changes in the northeastern Pennsylvania economy could reduce our growth rate, impair our ability to collect loans and generally affect our financial condition and results of operations.

You will have a minimal influence on shareholder decisions.

     Together, our directors and executive officers hold 633,018 shares, representing 26.36% of the total number of shares outstanding as of August 12, 1999. Our directors and executive officers may purchase additional shares in this offering, including any shares which have not been allocated to subscriptions at the close of this offering. Mr. Dominick L. DeNaples, one of our directors, and Mr. Louis A. DeNaples, the chairman of our Board of Directors, currently hold 6.81% and 7.31% of our outstanding shares. On August 13, 1999, Messrs. DeNaples received permission from the Board of Governors of the Federal Reserve System to increase the percentage of our shares that they own to 25%. Messrs. DeNaples are brothers. See "Beneficial Ownership of Shares," and "Directors and Executive Officers." Our directors and officers are able to significantly influence our management policies and decisions as well as issues which require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Changes in interest rates could make us less profitable.

     Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Interest Income."

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

     We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured, state-chartered banks and national banks. As a result, these non-bank competitors have advantages over us in providing certain services. See "Business and Properties -- Competition."

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. Our experience in the banking industry indicates that a portion of our loans will become delinquent. Some of these loans will require partial or entire charge-off. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

     We determine the adequacy of our allowance of loan losses by considering various factors, including:

     o an analysis of the risk characteristics of various classifications of loans;
     o   previous loan loss experience;
     o   specific loans that would have loan loss potential;
     o   delinquency trends;
     o   estimated fair value of the underlying collateral;
     o   current economic conditions;
     o   the view of our regulators; and
     o   geographic and industry loan concentration.

     Although we believe our allowance for loan losses is adequate to absorb probable losses in our loan portfolio, we cannot assure you that our allowance will be adequate to cover actual loan losses. Our allowance may not be adequate if delinquency levels on our outstanding loans increase as a result of adverse economic conditions in northeastern Pennsylvania or in general. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Excess loan losses could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loans."

Changes in real estate values may adversely impact our loans that are secured by real estate.

     A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in northeastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in northeastern Pennsylvania, the value of the real estate collateral securing the bank's loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance. Additionally, the bank has increased its level of commercial real estate loans, which are considered to involve a higher degree of credit risk than that of the one-to-four family residential loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loans."

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

     We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Economic Conditions and Forward Outlook," and "Supervision and Regulation."

We do not currently have specific uses for the offering proceeds.

     We have no specific plans or allocations for the proceeds of this offering other than for general corporate purposes, including increasing our capital position and expanding into related businesses. We will have broad discretion with respect to the expenditure of the proceeds of the offering. See "Use of Proceeds."

We could incur significant costs or losses if our computer systems are unable to handle the transition to the year 2000 or if our customers' or suppliers' businesses are interrupted because of year 2000 issues.

     Many currently installed computer systems and software products are unable to distinguish twenty-first century dates from twentieth century dates. As a result, computer systems and/or software used by many companies and governmental agencies may require upgrading to avoid system failure or miscalculations which may cause disruptions of normal business activities. This problem is called the "Year 2000" problem. If our computer systems, or the computer systems of our customers and service providers, are not Year 2000 compliant by December 31, 1999, our business may be disrupted. Also, we may incur additional, unanticipated costs to make our systems Year 2000 compliant. Any disruption and additional costs could hurt our operating results. See "Year 2000 Compliance."

The trading market for our common stock is not active.

     Trading in our common stock is very limited, although our common stock is quoted on NASDAQ's OTC Bulletin Board. We cannot assure you that a more active listed trading market will develop.

Regulatory restrictions on dividend payments from our subsidiary bank may affect our ability to pay dividends to our shareholders.

     We conduct our principle business operations through the bank, and the cash that we use to pay dividends is derived from dividends paid to us by the bank. The bank's ability to pay dividends to us and our ability to pay dividends to our shareholders are also subject to and limited by certain legal and regulatory restrictions. See "Supervision and Regulation -- Regulatory Restrictions on Dividends."

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

     Our articles of incorporation and bylaws contain certain provisions that enhance the ability of our Board of Directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock. See "Description of Securities -- Anti-Takeover Provisions."

     If any of the foregoing risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                           STOCK PRICES, DIVIDENDS AND
                           RELATED SHAREHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the trading symbol "FNCB." The principal market area for our stock is northeastern Pennsylvania. Our common stock is not actively traded.

     Quarterly market highs and lows for each of the past two years, the first two quarters of 1999, and a portion of the third quarter of 1999 as well as cash dividends declared per share, are presented below. These prices do not necessarily represent actual transactions. All prices have been restated to reflect the retroactive effect of the 100% stock dividends paid to shareholders in 1998 and the 10% stock dividend paid in 1997.


                                           Market Price


                                                                  Cash Dividends
          1999                High               Low              Paid Per Share
          ----                ----               ---              --------------
First Quarter                $39.00             $32.00               $ .15
Second Quarter                42.00              39.50                 .15
Third Quarter
   (as of August 12,          41.00              40.25                 .17
    1999)

                                                                 Cash Dividends
           1998               High               Low             Paid Per Share
           ----               ----               ---             --------------
First Quarter                $23.50             $19.00               $.135
Second Quarter                23.75              21.19                .135
Third Quarter                 23.75              23.75                 .15
Fourth Quarter                32.00              24.25                 .29

                                                                 Cash Dividends
           1997               High               Low             Paid Per Share
           ----               ----               ---             --------------
First Quarter                $16.13             $15.63               $ .12
Second Quarter                17.50              16.25                 .12
Third Quarter                 18.00              16.75                 .12
Fourth Quarter                19.81              17.38                 .22

     On August 12, 1999, the closing bid and asked quotations for our common stock as reported on the OTC Bulletin Board were, respectively, $39.00 and $42.50. As of August 12, 1999, there were approximately 900 holders of record of our common stock and 2,401,782 shares of common stock were issued and outstanding. Dividends on our common stock, if approved by our Board of Directors, are customarily paid on or about March 15, June 15, September 15 and December 15 of each year.

Dividend Policy

     Our Board of Directors reviews its dividend policy at least annually. The amount of the dividend, while in the sole discretion of the Board, depends upon the performance of First National Community Bank, our wholly-owned subsidiary. Our ability to pay dividends is also subject to the restrictions imposed by Pennsylvania law. Generally, Pennsylvania law prohibits a corporation from paying dividends if the corporation is insolvent or if the dividend would cause the corporation to be unable to pay its indebtedness of the corporation as the indebtedness becomes due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. We cannot assure you that dividends will be declared in the future nor can we make any predictions as to the rate of dividend payments in the future, if any.

     We are also subject to the dividend restrictions applicable to national banks because our only source of income is from the dividends paid by the First National Community Bank. Under the National Bank Act, the bank may pay dividends to us only out of retained earnings as defined in the statute. The approval of the Office of the Comptroller of the Currency is required if dividends for any year exceed the net profits, as defined, for that year plus the retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the bank makes transfers from retained earnings to capital surplus.

                         DETERMINATION OF OFFERING PRICE

     Our Board of Directors set the per share price for the common stock to be sold in this offering. The price is the same for our current shareholders, the general public and any officers or directors who may purchase unsubscribed shares. See "Plan of Distribution." In making its determination, our Board considered recent market prices for our outstanding common stock, general market trends and the purchase price of our common stock under our dividend reinvestment plan. The Board did not engage an investment bank to establish a fair value for the offering, nor did it consult with brokers, experts or other professionals in setting the per share price for this offering.

                                 USE OF PROCEEDS

     We do not know the number of shares that will ultimately be purchased under this offering. Although we have no specific plans for the net proceeds, we may use the proceeds from the subscriptions, when and as accepted, for working capital and general corporate purposes. These purposes may include contributions to the bank's capital to allow the bank to provide for higher per borrower lending limits, which will allow the bank to make larger loans, increase the bank's lending activity and permit additional growth in the bank's assets. In addition, we may use the proceeds to expand into related businesses. We may change the use of proceeds or the timing of the use of proceeds at our discretion.

     We estimate our net proceeds, if the maximum number of shares are sold, to be $2,939,666 after deducting estimated expenses incurred by us in preparing for and conducting the offering, of $60,334.

                              PLAN OF DISTRIBUTION

     We are offering the common stock through the efforts of our and First National Community Bank's directors, officers and employees. None of those individuals will be entitled to receive any discount, commission or additional compensation for selling the common stock, but we may reimburse them for reasonable expenses, if any, incurred in connection with the sale of the common stock. We intend to satisfy the safe harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934 to ensure that our and First National Community Bank's directors, officers and employees will not be deemed "brokers," as defined in the Exchange Act, because of their actions in conducting the offering.

     We will begin the offering on October 1, 1999 or as soon as practical after the registration statement, of which this prospectus is a part, becomes effective. We will end the offering at 5:00 p.m. on November 12, 1999 or a later date if we believe it is in our best interests to do so. In no event will this offering end later than 5:00 p.m. on December 15, 1999. We reserve the right to withdraw this offering at any time and to end this offering at any time.

                             SUBSCRIPTION PROCEDURE

     You do not have the right to withdraw your subscription to this offering once we have received it. Do not subscribe to this offering until you are sure of your decision. Once we receive your subscription we will not refund your money unless we reject your subscription, withdraw the offering or terminate the offering before we accept your subscription.

     We reserve the right to reject any subscription to this offering, in whole or in part, for any reason. In determining which subscriptions to accept, we may take into account your potential to do business with First National Community Bank or to direct customers to the bank.

     You may purchase as little as $1,000 worth of shares or as much as $250,000 worth of shares in this offering.

     In order to subscribe for shares of common stock in this offering, you must send to us the following items:

     o completed subscription agreement (included in the same package as this prospectus); and

     o the full amount of the subscription price of $40 per share in the form of a check, money order or authorization for withdrawal from an account or deposit at First National
         Community Bank.

     Our contact person and address is:

              William S. Lance, Treasurer
              First National Community Bancorp, Inc.
              102 East Drinker Street
              Dunmore, Pennsylvania  18512

     We will only consider those subscription agreements that are:

     o    properly filled in;

     o    signed and dated;

     o    received before the expiration date of November 12, 1999; and

     o    which are accompanied by payment in full.

     We will not deposit the money you send to us with your subscription agreement until we accept your subscription.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 5,000,000 shares of common stock, of which 2,401,782 shares were issued and outstanding as of August 12, 1999. The Board of Directors may issue shares of common stock without shareholder approval, as long as there are authorized but unissued shares available. Shareholders are entitled to one vote per share on all matters presented to them and have no cumulative voting rights in the election of directors.

     The common stock has no preemptive, subscription, or conversion rights, redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends as declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

Securities Laws

     We are subject to the registration and prospectus delivery requirements of the Securities Act of 1933 and to similar requirements under state securities laws. Our common stock is registered with the Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting, proxy solicitation and insider trading requirements of the Securities Exchange Act of 1934. Our executive officers, directors and those who are beneficial owners of more than 10% of our issued and outstanding shares of common stock are subject to restrictions affecting their right to sell their shares of our common stock beneficially owned by them. Specifically, each such person is subject to the beneficial ownership reporting requirements under the short-swing profit recapture provisions of
Section 16 of the Securities Exchange Act of 1934 and may sell shares of our common stock only:

     o   in compliance with the provisions of Commission Rule 144 or as is;

     o in compliance with the provisions of another applicable exemption from the registration requirements of the Securities Act of 1933; or

     o pursuant to an effective registration statement filed with the Commission under the Securities Act of 1933.

     The Pennsylvania Business Corporation Law of 1988 and our articles of incorporation and bylaws provide numerous provisions that may be deemed to be anti-takeover in nature, both as to purpose and effect.

Anti-Takeover Provisions

     The overall effect of the various anti-takeover provisions might be to deter a tender offer that a majority of our shareholders might view to be in their best interests. The offer could include, among other things, a substantial premium over the market price at that time. In addition, anti-takeover provisions may have the effect of assisting our current management in retaining its position and placing it in a better position to resist changes that shareholders want to make if they were dissatisfied with the conduct of our business.

Articles of Incorporation and Bylaws

     Our articles of incorporation and bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect. These provisions include:

     o   the authorization of 5,000,000 shares of our common stock; and

     o the lack of preemptive rights for our shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

     The additional shares of common stock and the elimination of preemptive rights to the stock provide our Board of Directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes, including:

     o   financing

     o   acquisitions

     o   stock dividends

     o   stock splits

     o   employee incentive plans

     o   other similar purposes

     However, these additional shares also may be used by the Board of Directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over us.

     Our bylaws include provisions for a classified board. Our Board of Directors believes that a classified board helps to assure continuity and stability of corporate leadership and policy. In addition, a classified board helps to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid and may also be "anti-takeover" in nature. In addition, a classified board makes it more difficult for a majority of the shareholders to change the composition of the Board of Directors even though this may be considered desirable for them.

     Another provision that could be considered "anti-takeover" in nature is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the Pennsylvania law. The Board of Directors believes that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. Although we have approximately 900 shareholders, the Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

     Provisions in our articles of incorporation and bylaws require action by a majority of the Board of Directors, the chairman, the president or the executive committee to call a special meeting of shareholders. Our bylaws may be amended by a majority vote of the members of the Board of Directors, subject to the affirmative vote of at least 75% of the issued and outstanding shares to change any amendment to the bylaws previously approved by the Board of Directors. These provisions ensure that any extraordinary corporate transaction can be effected only if it received a clear mandate from the shareholders and/or the directors.

     Other provisions that may be considered "anti-takeover" are the requirements in our articles of incorporation that:

     o the affirmative vote of the holders of at least 75% of our outstanding shares of common stock is required to approve any merger, consolidation, dissolution or liquidation involving us or the sale of all or substantially all of our assets; or

     o the holders of at least 51% of the outstanding shares of our common stock when at least a majority of Directors have approved such transaction.

     These provisions ensure that a corporation may effect extraordinary transactions only if it receives a clear mandate from its shareholders. These provisions may give our management a veto power over certain acquisitions regardless of whether the acquisition is desired by or beneficial to a majority of our shareholders. The provisions assist management in retaining their present positions. Also, these provisions may give the holders of a minority of our outstanding shares a veto power over any merger, consolidation, dissolution or liquidation, and the sale of all or substantially all of our assets even if management and/or a majority of the shareholders believes the transaction to be desirable and beneficial. Without these provisions, the affirmative vote of at least a majority of our shares outstanding and entitled to vote would be required to approve any merger, consolidation, dissolution, liquidation, and the sale of all of its assets.

     Another anti-takeover provision in our articles of incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

     o the impact on the community if we were acquired by another financial institution;

     o the effect the acquisition would have on shareholders, employees, depositors, suppliers and customers; and

     o   the reputation and business practices of the tender offeror.

     This provision permits the Board of Directors to recognize the responsibilities to these constituent groups and to us, the bank and the communities that we serve.

Pennsylvania Law

     In addition to the provisions already described, under Pennsylvania law, there are four additional provisions that may be deemed to be "anti-takeover" in nature. These provisions apply to us because our common stock is registered with the Commission. As shareholders of a registered corporation, our shareholders do not have a right to call a meeting of shareholders nor do they have a right to propose an amendment to our articles of incorporation. These provisions prevent the calling of a special meeting of shareholders for the purpose of considering a merger, consolidation or other corporate combination that does not have the approval of a majority of the members of the Board of Directors. The provision may have the effect of making us less attractive as a potential takeover candidate by depriving shareholders of the opportunity to initiate special meetings at which a possible business combination might be proposed.

     In the opinion of the Board of Directors, the elimination of these two rights discourages attempts by shareholders to disrupt our business between annual meetings of the shareholders by calling a special meeting. Furthermore, these provisions provide a greater time for consideration of any shareholder proposal to the extent that the proposal must be deferred until the next annual meeting of shareholders and must comply with certain notice requirements and proxy solicitation rules in advance of the meeting. These provisions do not affect the calling of a special meeting by the chairman of the board or by a majority of the members of the Board of Directors or of its executive committee if, in their judgment, there are matters to be acted upon which are in our best interests and those of our shareholders.

     Another provision to which we are subject assures that all shareholders will receive the "fair value" for their shares as the result of a "control transaction." "Fair value" means not less than the highest price paid per share by a controlling person or group at any time during the 90- day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of us that may not be reflected in such price. "Control transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over our voting shares that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of our shares for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

     It has become a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a target company and then to acquire the remaining equity interest in the target by paying a price for the remaining shares that is lower than the price paid to acquire control or consists of a less desirable form of payment. Frequently, these securities do not have an established trading market at the time of issue. The Board of Directors considers these "two-tier pricing" tactics to be unfair to the target's shareholders. By their very nature, these tactics tend, and are designed, to cause concern on the part of shareholders that if they do not act promptly, they risk either:

     o being relegated to the status of minority shareholders in a controlled company; or

     o   being forced to accept a lower price for all of their shares.

     Thus, two-tier pricing unduly pressures shareholders into selling their shares as quickly as possible, either to the purchaser or in the open market, without having a genuine opportunity to make a considered investment choice between:

     o  remaining a shareholder the target; or

     o  disposing of their shares.

     These sales would facilitate the purchaser's acquisition of a sufficient interest in the target and enable the purchaser to force the exchange of the remaining shares for a lower price.

     While legislators designed the fair price provision to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, the legislature did not enact the fair price provision to assure that shareholders receive a premium price for their shares in a takeover. The fair price provision would allow our Board of Directors to oppose any future takeover proposal which it believes not to be in our best interests or those of our shareholders, whether or not the proposal satisfies the minimum price, form of consideration and procedural requirements of the fair price provision.

     Another Pennsylvania provision relates to a "Business Combination" involving a registered corporation like us. "Business combination" means any one of the following transactions involving an "interested shareholder":

     o a merger or consolidation of the target company with an interested shareholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested shareholder;

     o a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder or any affiliate or associate of the interested shareholder of the assets of the target or any of its subsidiaries having an aggregate market value equal to 10% or more of the consolidated assets, of all outstanding shares or of the consolidated earning power and net income, of the target;

     o the issuance or transfer by the target or any subsidiary of any shares of the target of any of its subsidiaries which has an aggregate market value at least equal to 5% of the aggregate market value of all outstanding shares to an interested shareholder or any affiliate or associate;

     o the adoption of any plan for the liquidation or dissolution of the target proposed by, or under the terms of any agreement with, the interested shareholder or any affiliate or associate;

     o a reclassification of securities or recapitalization of the target or any merger of consolidation of the target with any subsidiary of the target or any other transaction proposed by, or under the terms of any agreement with, the interested shareholder or any affiliate or associate, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the target owned by the interested shareholder; or

     o the receipt by the interested shareholder or any affiliate or associate of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the target.

     An "interested shareholder" is any person that is the beneficial owner, directly or indirectly of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the target company.

     Under Pennsylvania law, if we were the target company, we could not engage in a business combination with an interested shareholder other than:

     o a business combination approved by our Board of Directors prior to the date on which the interested shareholder acquires at least 20% of our common stock or where the purchase of shares by the interested shareholder has been approved by our Board of Directors;

     o a business combination approved by a majority of the votes that all shareholders would be entitled to cast, not including those shares held by the interested shareholder, at a meeting called for such purpose no earlier than three months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 70% of the votes that all shareholders would be entitled to cast in an election of our Directors if the business combination satisfies certain minimum conditions;

     o a business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

     o a business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for such purpose no earlier than 5 years after the interested shareholder's share acquisition date; and

     o a business combination approved at a shareholders' meeting called for such purpose no earlier than 5 years after the interested shareholder's share acquisition date and that meets certain minimum conditions.

     The provision relating to business combinations is designed to help assure that if, despite our best efforts to remain independent, we were nevertheless taken over, each of our shareholders would be treated fairly vis-a-vis every other shareholder and that arbitragers and professional investors will not profit at the expense of our long-term public shareholders. We note that while the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders, in the event of a takeover, the business combination provision does not assure that shareholders will receive a premium price for their shares in a takeover. We believe that the business combination provision would allow the Board of Director to oppose any future takeover proposal that it believes not to be in our best interests or those of our shareholders, whether or not such a proposal satisfies the requirements of the business combination provision or fair price provision or both.

     Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations like us. Under Subchapter G, the acquisition of shares that increase the acquirer's control of the corporation above 20%, 33 1/3% or 50% of the voting power able to elect the Board of Directors cannot be voted until a majority of disinterested shareholders approve the restoration of the voting rights of those shares in two separate votes:

     o   by all disinterested shares of the corporation; and

     o   by all voting shares of the corporation.

     Voting rights that are restored by shareholder approval will lapse if any proposed control- share-acquisition that is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse regain voting rights on transfer to another person who is not an affiliate of the acquirer. If they constitute control-shares for the transferee, the transferee also must comply with the subchapter. If the acquirer does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if shareholders deny voting rights or if they lapse, we may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

     Subchapter H of Chapter 25 also applies to registered corporations like us. Under Subchapter H, a control person, a person who owns shares with 20% or more voting power, must disgorge any profits from the disposition of any equity securities to the corporation if the disposition occurs within 18 months of becoming a control person and the security was acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

     The overall effect of these provisions may be to deter a future offer, other merger or acquisition proposal that a majority of our shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

                             BUSINESS AND PROPERTIES

     We are a Pennsylvania bank holding company, incorporated in 1997 under the Bank Holding Company Act of 1956. We became an active bank holding company on July 1, 1998, when we acquired all of the outstanding shares of First National Community Bank, thus making the bank our wholly-owned subsidiary. First National Community Bank holds all of the outstanding stock of FNCB Realty, Inc. which holds and disposes of real estate which the bank has foreclosed. Our principal executive offices are located in Dunmore, Pennsylvania.

     Our primary activity consists of owning and operating First National Community Bank, which provides customary retail and commercial banking services to individuals and businesses. The bank provides practically all of our earnings as a result of its banking services.

     The bank was established as a national banking association in 1910 as "The First National Bank of Dunmore." Based upon shareholder approval received at a Special Shareholders' Meeting held October 27, 1987, the bank changed its name to "First National Community Bank," effective March 1, 1988.

Properties

     Below is a schedule of all our properties, showing the location, whether the property is owned or leased and its use:

                                                     Type of
Property     Location                               Ownership       Use
   1         102 East Drinker Street                   Own          Main Office
             Dunmore, PA  18512

   2         419-421 Spruce Street                     Own          Scranton Branch
             Scranton, PA  18503

   3         934 Main Avenue                           Own          Dickson City Branch
             Dickson City, PA  18519

   4         277 Scranton/Carbondale Highway          Lease         Fashion Mall Branch
             Scranton, PA  18508

   5         23 West Market Street                    Lease         Wilkes-Barre Branch
             Wilkes-Barre, PA  18701

   6         1700 N. Township Blvd.                   Lease         Pittston Plaza Branch
             Pittston, PA  18640

   7         754 Wyoming Avenue                       Lease         Kingston Branch
             Kingston, PA  18704

   8         1625 Wyoming Avenue                      Lease         Exeter Branch
             Exeter, PA  18643

   9         200 S. Blakely Street                    Lease         Administrative Center
             Dunmore, PA  18512

  10         107-109 S. Blakely Street                 Own          Parking Lot
             Dunmore, PA  18512

                                                     Type of
Property     Location                               Ownership       Use
  11         114-116 S. Blakely Street                 Own          Parking Lot
             Dunmore, PA  18512

  12         1708 Tripp Avenue                         Own          Parking Lot
             Dunmore, PA  18512

Business

     First National Community Bank provides the usual commercial banking services to individuals and businesses, including a wide variety of deposit instruments. Consumer loans include both secured and unsecured installment loans, fixed and variable rate mortgages, home equity term loans and Lines of Credit and "Instant Money" overdraft protection loans. Additionally, the bank is in the business of underwriting indirect auto loans that various auto dealers in northeastern Pennsylvania originate and, in 1999, the bank began to originate dealer floor plan loans. MasterCard and VISA personal credit cards are available through the bank, as well as the FNCB Check Card which allows customers to access their checking account at any retail location that accepts VISA and serves the dual purpose of an ATM card. In the commercial lending field, the bank offers demand and term loans, either secured or unsecured, letters of credit, working capital loans, accounts receivable, inventory or equipment financing loans, and commercial mortgages. In addition, the bank offers MasterCard and VISA processing services to its commercial customers, as well as Auto Cash Manager which is a personal computer-based, menu-driven software product that allows business customers to access directly their account information and perform certain daily transactions from their place of business.

     As a result of the bank's affiliation with INVEST Financial Corporation, our customers are able to purchase alternative investment products such as mutual funds, annuities, stock and bond purchases, directly from our INVEST representative. The bank also offers customers the convenience of 24-hour banking, seven days a week, through its Money Access Center ("MAC") network. These automated teller machines are available at the following community offices:

     o  Dunmore
     o  Dickson City
     o  Fashion Mall
     o  Pittston
     o  Kingston
     o  Exeter

as well as remote facilities in the C-Plus Mini Mart, 309 Main Street, Blakely, and the Petro Shopping Center, Big Ten Truck Stop, 98 Grove Street, Dupont.

     Additionally, to further enhance our 24-hour banking services, we made available to customers during 1997 our "Account Link" telephone banking, "Loan by Phone", and "Mortgage Link" services. These services provide consumers the ability to access account information, perform related account transfers, and apply for a loan through the use of a touch-tone telephone.

     As of June 30, 1999, the bank had obtained no material portion of its deposits from a single person or entity. However, the bank holds an industry concentration in the hotel and automobile dealership industries. Loans and lines of credit to the hotel industry approximated $12 million as of June 30, 1999. These loans are secured by first mortgages on the commercial properties being financed. Loans and lines of credit to the automobile dealership industry approximated $14.7 million as of June 30, 1999. The bank believes that its risk in this area is minimized because of the large number of borrowers and the selective process utilized in soliciting new dealers.

Competition

     The bank is one of two financial institutions with principal offices in Dunmore. Primary competition in the Dunmore, Scranton and Mid Valley markets comes from several commercial banks and savings and loan associations operating in these areas. There are 13 commercial banks which are either headquartered or have a presence in the Dunmore, Scranton and Mid Valley markets. Our Luzerne County offices share many of the same competitors we face in Lackawanna County as well as several banks and savings and loans that are not in our Lackawanna County market. Deposit deregulation has intensified the competition for deposits among banks in recent years. Additional competition is derived from credit unions, finance companies, brokerage firms, insurance companies and retailers.

                           SUPERVISION AND REGULATION

     We are under the jurisdiction of the Securities and Exchange Commission and of state securities commission for matters relating to the offer and sale of its securities. In addition, we are subject to the Securities and Exchange Commission's rules and regulations relating to periodic reporting, proxy solicitation, and insider trading. See "Description of Securities -- Securities Laws."

     As a registered bank holding company, we are subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a bank holding company, our activities and those of the bank are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board, by regulation, may require that we stand ready to use our resources to provide adequate capital funds to First National Community Bank during periods of financial stress or adversity.

     The Bank Holding Company Act prohibits us from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. In addition, the Bank Holding Company Act prohibits us from engaging in or acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless the business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident to banking.

     As a Pennsylvania bank holding company for purposes of the Pennsylvania Banking Code, we are also subject to regulation and examination by the Pennsylvania Department of Banking.

     First National Community Bank is a national bank and a member of the Federal Reserve System and its deposits are insured, up to the applicable limits, by the Federal Deposit Insurance Corporation. The bank is subject to regulation and examination by the Office of the Comptroller of the Currency, and to a lesser extent, the Federal Reserve Board and the FDIC. The bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged on the loans, and limitation on the types of investments the bank may make and the types of services the bank may offer. Various consumer loans regulations also affect the operations of the bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Adequacy Guidelines

     Bank holding companies are required to comply with the Federal Reserve Board's risk- based capital guidelines. The required minimum ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be "Tier I Capital," consisting principally of common stockholders' equity, less certain intangible assets. The remainder, "Tier II Capital," may consist of certain preferred stock, a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, and a limited amount of the general loan loss allowance. The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

     In addition to the risk-based capital guidelines, the Federal Reserve Board requires a banking holding company to maintain a leverage ratio of a minimum level of Tier I capital (as determined under the risk-based capital guidelines) equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. First National Community Bank is subject to almost identical capital requirements adopted by the OCC.

Prompt Corrective Action Rules

     The federal banking agencies have regulations defining the levels at which an insured institution would be considered:

     o  well capitalized
     o  adequately capitalized
     o  undercapitalized
     o  significantly undercapitalized
     o  critically undercapitalized.

     The applicable federal bank regulator for a depository institution could, under certain circumstances, reclassify a "well-capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. A reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition (which could include unsatisfactory examination ratings). We and the bank each satisfy the criteria to be classified as "well capitalized" within the meaning of applicable regulations.

Regulatory Restrictions on Dividends

     The bank may not, under the National Bank Act, declare a dividend without approval of the Comptroller of the Currency, unless the dividend to be declared by the bank's Board of Directors does not exceed the total of:

     o   the bank's net profits for the current year to date; plus

     o its retained net profits for the preceding two current years, less any required transfers to surplus.

     In addition, the bank can only pay dividends to the extent that its retained net profits (including the portion transferred to surplus) exceed its bad debts. The Federal Reserve Board, the OCC and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends.

     Under these policies and subject to the restrictions applicable to the bank, the bank could declare, during 1999, without prior regulatory approval, aggregate dividends of approximately $6.6 million, plus net profits earned to the date of such dividend declaration.

FDIC Insurance Assessments

     The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.

     Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institutions to one of three subgroups within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier I capital to risk-based assets ratio of 6% or greater, and a Tier I leverage ratio of 5% or greater, are assigned to the well-capitalized group. As December 31, 1998, the bank was well capitalized for purposes of calculating insurance assessments.

     The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 1999 BIF assessment rates range from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. The bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

     While the bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on bonds issued by the Financing Corporation. FICO was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds.

     On September 30, 1996, as part of the omnibus budget act, Congress enacted the Deposit Insurance Funds Act of 1996, which recapitalized the Savings Association Insurance Fund and provided that commercial banks would be subject to 1/5 of the assessment to which savings and loan associations are subject for FICO bond payments through 1999. Beginning in 2000, commercial banks and savings and loan associations will be subject to the same assessment for FICO bonds.

New Legislation

     Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. At this time, we cannot estimate whether or not legislation will be enacted and what effect the legislation might have on us or the bank.

Interstate Banking

     Prior to the passage of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), the Bank Holding Company Act prohibited a bank holding company located in one state from acquiring a bank located in another state, unless the acquisition by the out-of-state bank holding company was specifically authorized by the law of the state where the bank to be acquired was located. Similarly, interstate branching by a single bank was generally prohibited by the McFadden Act. The Interstate Banking Act permits an adequately capitalized and adequately managed bank holding company to acquire a bank in another state whether or not the law of that other state permits the acquisition, subject to certain deposit concentration caps and approval by the Federal Reserve Board. In addition, under the Interstate Banking Act, a bank can engage in interstate expansion by merging with a bank in another state, unless the other state affirmatively opted out of the legislation before June 1, 1997. The Interstate Banking Act also permits de novo interstate branching, but only if a state affirmatively opts in by adopting appropriate legislation. Pennsylvania, Delaware, Maryland and New Jersey, as well as other states, have adopted "opt in" legislation which allows these transactions.

Employees

     As of August 12, 1999, we and the bank employ the equivalent of 177 full-time persons. None of our employees are represented by a collective bargaining unit. We and the bank consider relations with our employees to be good.

                                LEGAL PROCEEDINGS

     Neither we nor the bank is a party to, nor is any of our or the bank's property the subject of, any pending legal proceedings, other than those arising in the ordinary course of business. In the opinion of our management, no such proceeding will have a material adverse effect on our financial position or results or those of the bank.

                                 CAPITALIZATION

     The following table sets forth our total capitalization and capital ratios as of June 30, 1999, and our total pro forma capitalization to show the effect of the proposed sale of 75,000 shares of our common stock which we are offering in this prospectus at an offering price of $40.00 per share.

                                                                             June 30, 1999
                                                                         ----------------------
                                                                         (dollars in thousands)

                                                                               Increase/           Adjusted
                                                               Actual        Decrease(1)(2)       Pro Forma
                                                              -------        --------------       ----------
Stockholders' Equity:
     Common Stock, par value $1.25 per share,
         5,000,000 shares authorized, 2,401,782 shares
         issued and outstanding                               $ 3,002            $   94             $ 3,096
     Additional paid-in capital                                 6,398             2,856               9,254
     Retained Earnings                                         26,853                                26,853
     Accumulated other comprehensive income, net of
         tax effect                                            (2,403)                               (2,403)
                                                              -------            ------             -------
Total Stockholders' Equity                                    $33,850            $2,950             $36,800
                                                              =======            ======             =======

---------------
(1) Gives effect to the completion of the proposed sale of 75,000 shares of the company's common stock at an offering price of $40.00 per share.
(2) Additional paid-in capital has been adjusted to reflect the increase due to the proposed sale, net of issuance costs approximating $50,000.

                                                                 June 30, 1999
                                                                 -------------
Capital Ratios (at end of period):
     Total equity to total assets                                    6.66%
     Total risk-based capital ratio                                 11.19%
     Tier 1 risk-based capital ratio                                 9.95%
     Leverage ratio                                                  7.00%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On the following pages we present management's discussion and analysis of our financial condition and results of operations together with our wholly-owned subsidiary, First National Community Bank. This discussion highlights the significant changes in the results of operations, capital resources and liquidity presented in our accompanying financial statements. Current performance does not guarantee, assure, and may not be indicative of similar performance in the future.

     We qualify the following discussion in its entirety by the more detailed information and the financial statements and notes to the financial statements appearing elsewhere in this prospectus. In addition to the historical information contained in this prospectus, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please read the cautionary statements made in this prospectus as being applicable to all related forward- looking statements wherever they appear in the prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section and in "Risk Factors."

     We also caution you not to place undue reliance on forward-looking statements in this section, as they reflect management's analysis only as of this date. We undertake no obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances.

     The following financial review is presented on a consolidated basis and is intended to provide a comparison of our financial performance and that of our wholly-owned subsidiary, First National Community Bank for the years ended December 31, 1998, 1997 and 1996. The information presented below should be read in conjunction with our consolidated financial statements and accompanying notes appearing elsewhere in this report. All share and per share data has been restated to reflect the 100% stock dividend paid to shareholders on July 20, 1998 and the 10% stock dividends paid on December 31, 1997 and May 8, 1996.

                              RESULTS OF OPERATIONS

Summary

     Our net income for the six months ended June 30, 1999 amounted to $2,950,000, an increase of $349,000 or 13% compared to the same period of the previous year. This increase can be attributed to a $1,051,000 improvement in net interest income and a 9% increase in non-interest income. On a per share basis, net income for the six months ended June 30, 1999 and 1998 was $1.23 and $1.08, respectively. The weighted average number of shares outstanding at June 30, 1999 and 1998 was 2,398,379 and 2,398,360, respectively.

     Earnings from asset sales increased $38,000 in the first six months of 1999 over the same period in 1998 due to an increase in the gain on the sale of securities of $162,000. Non-interest expenses increased $696,000, or 16% over the same period in 1998 due partially to costs associated with a new community office. Operating income for the same period, after excluding the effect of asset sales and loan loss provisions, increased $384,000 or 11% over the first six months of 1998.

     Net income for 1998 amounted to $5,107,000, which was $464,000, or 10%, higher than the 1997 level. In 1997, net income totaled $4,643,000 or $768,000 over 1996. On a per share basis, net income was $2.13, $1.94 and $1.62, respectively in 1998, 1997 and 1996. The weighted average number of shares outstanding in 1998, 1997 and 1996 was 2,398,360 after giving retroactive effect to the stock dividends paid in 1998, 1997 and 1996, respectively.

     The increase in net income recorded in 1998 can be attributed to the $865,000, or 6%, improvement in net interest income combined with a reduced provision for credit losses which more than offset the $585,000, or 7%, increase in other expenses. Management's focus on improvement through growth again proved successful as increased earnings due to volume variances more than compensated for the negative impact of repricing resulting from the reduction in interest rates during the fourth quarter.

     The $768,000, or 20%, increase in 1997 over the 1996 earnings can be attributed to the $1.8 million increase in net interest income and a $529,000 improvement in non-interest income, offset partially by additional non-interest expenses, credit loss provisions and applicable income taxes.

     Return on assets for the six month periods ending June 30, 1999 and 1998 was 1.17% and 1.20%, respectively, while the return on equity recorded during the same period was 16.97% and 16.21%, respectively. Return on assets for the years ended December 31, 1998, 1997 and 1996 was 1.13%, 1.16% and 1.13%,
respectively while the return on equity recorded during the same periods amounted to 15.29%, 15.85% and 14.83%.

Net Interest Income

     Net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowed funds, is the largest component of our operating income and determines our profitability.

     Before providing for future credit losses, net interest income increased 14% from $7.5 million for the first six months of 1998 to $8.6 million for the first six months of 1999. Before providing for future credit losses, net interest income increased 6% from the $14.6 million recorded in 1997 to $15.4 million in 1998 for the same period.

     Changes in net interest income generally occur due to fluctuations in the balances and/or mixes of interest-earning assets and interest-bearing liabilities, and changes in their corresponding interest yields and costs. Changes in non-performing assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income. In the following schedules, net interest income is analyzed on a tax-equivalent basis, thereby increasing interest income on certain tax-exempt loans and investments by the amount of federal income tax savings realized. In this manner, the true economic impact on earnings from various assets and liabilities can be more accurately compared.

     Tax-equivalent net interest income for the first six months of 1998 increased $1 million, or 11%, over the $9.5 million reported in the first six months of 1998. Tax-equivalent net interest income in 1998 increased $927,000, or 6%, from the $15.8 million reported in 1997. Sound pricing policies, aggressive growth strategies and effective asset-liability management techniques again enabled us to improve net interest income during this period of declining interest rates.

     Average loans increased $55 million, or 19%, over the same six-month period of 1998, and contributed to an increase of $1.8 million of interest income over the 1998 level. Commercial loans continue to provide the majority of our loan growth as evidenced by the $40 million increase over the first half of 1998. Installment loans also increased $26 million in the same period due primarily to growth in indirect auto loans and installment loans secured by real estate. Average mortgage loan balances were $10 million lower than during the first half of last year due to sales of long-term assets in 1998 and 1999. Earning assets increased by $24 million to $488 million during the first six months of 1999 and now total 96.1% of total assets, equal to the 1998 year-end level.

     Average loans increased $26 million, or 10%, in 1998 and contributed an increase of $1.8 million of interest income over the 1997 level. Commercial loans provided the majority of the growth in 1998 as average loan balances increased $24 million and earnings on those balances improved by $1.8 million. Installment loans also provided significant increases in 1998 comprised of $15 million in average loan balances and $1.2 million of interest income due primarily to growth in indirect auto loans. Mortgage loans outstanding averaged $13 million lower in 1998 than in 1997 due to the sale of almost $23 million of long-term, fixed rate assets in 1998. As a result of the reduced level of average loans outstanding, interest income on mortgage loans decreased $1.2 million in 1998. Repricing and new volume resulted in the sixteen basis point reduction earned on average loan balances in 1998 when compared to the prior period.

     Average securities were $14 million higher during the first half of 1999 when compared to the same period in 1998. Interest income during the same period improved by $217,000 due to the higher balances. Lower rates on new volume resulted in a twenty-nine basis point reduction in yield when compared to the same period of 1998. Average money market assets were $1.7 million lower than in 1998, resulting in a decrease in interest income of $66,000.

     Average securities increased $24 million over the 1997 average balance and generated $1.3 million of additional earnings. Declining rates impacted securities yields through repricing, new volume and principal reductions, resulting in a thirty-nine basis point decrease from the 1997 level. Money market assets, which include interest-bearing deposits with banks and federal funds sold, were $1.2 million less in 1998 than in 1997 and earnings from these assets decreased $61,000.

     Average interest bearing deposits increased $38 million in the first half of 1999 over the same period in 1998. Certificates of deposit again provided the majority of the growth, increasing $24 million, but lower costing demand and savings balances also increased $14 million over the prior year's levels. Borrowed funds outstanding also average $23 million higher in the first half of 1999 than in 1998. Interest rate reductions and new volume resulted in a twenty-seven basis point reduction in the cost of interest-bearing liabilities from the first half of 1998 to the first half of 1999.

     Total interest-bearing deposits increased $22 million in 1998 comprised of an $18 million increase in average certificates of deposit and a $4 million increase in low-cost deposits. Competition for deposits remained fierce in local markets, resulting in an average cost of deposits which was equal to the 1997 level. Borrowed funds and other interest-bearing liabilities increased $20 million on the average due to additional Federal Home Loan Bank advances but repricing and reduced costs on new borrowings resulted in a twenty-five basis point reduction in the cost of these liabilities.

     Year to date net interest margins (tax equivalent) decreased from 3.87% in June 1998 to 3.78% for the same period of 1999 which was comprised of a twenty-seven basis point decrease in the yield earned on earning assets and a twenty-four basis point decrease in the cost of interest-bearing liabilities. The drop resulted from interest rate reductions in 1998 which had an immediate impact on interest earning assets but only a gradual impact on deposit repricing.

     As a result of the interest rate reductions in 1998 and the more immediate impact on interest earning assets, our net interest margin decreased twenty-five basis points to 3.84% in 1998. Investment leveraging transactions not only continue to add to our profitability, as evidenced by the $433,000 earned in 1998 from the transactions, but also contribute to the reduction in the overall net interest margin. Exclusive of the investment leveraging transactions, the 1998 net interest margin would have been 4.15%, or seven basis points lower than the comparable period of 1997.

     During 1997, tax-equivalent net interest income increased $1.9 million, or 14%, from the $13.9 million reported in 1996 to $15.8 million. Interest rates continued the roller coaster ride experienced in 1996 and gradually increased during the first quarter, with the long bond exceeding 7.00%. During the second and third quarters of 1997, rates again fluctuated until decreasing steadily through the fourth quarter as inflation fears subsided. As of year end, the yield on the one-year Treasury Bill was three basis points lower than it began the year while the thirty year bond had decreased seventy-seven basis points to 5.96%. Yields earned on loans and money market assets increased during 1997 from the prior year levels but a three basis point decrease in the yield earned on securities resulted in a yield on total earning assets which remained stable at 8.32%. During the same period, however, competition for deposits remained fierce locally resulting in a nine basis point increase in the cost of interest-bearing deposits.

     Additionally, the cost of borrowed funds and other interest-bearing liabilities increased during 1997, resulting in a decrease in the net interest margin from the 4.25% recorded in 1996 to 4.09%. During 1997, we entered into several investment leveraging transactions which resulted in $164,000 of pre-tax earnings, but the 1.06% spread earned on the transactions had a negative impact on the overall net interest margin. Excluding the effect of these transactions, the 1997 net interest margin would have been 4.22% which is only slightly lower than the 4.25% recorded in 1996. Growth in earning assets which represents 112% of the growth in interest-bearing liabilities also contributed to the 1997 margin.

Yield/Cost Analysis

     The following tables set forth certain information relating to our statement of financial condition and reflect the weighted average yield on assets and weighted average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing the annualized income or expense by the weighted average balance of assets or liabilities, respectively, for the periods shown:

                                                                           Six months ended June 30,
                                                                                    1999
                                                             ------------------------------------------------
                                                               Average                                 Yield/
                                                               Balance             Interest             Cost
                                                              ---------            --------            ------
                                                                             (Dollars in thousands)
Assets:
Interest-earning assets:
    Loans (taxable)                                            $333,802             $13,824              8.27%
    Loans (tax-free) (1)                                         12,759                 380              8.99
    Investment securities (taxable)                              98,403               3,129              6.36
    Investment securities (tax-free) (1)                         35,952                 973              8.20
    Time deposits with banks and federal funds sold               5,634                 143              5.07
                                                              ---------           ---------              ----
Total interest-earning assets                                   486,550              18,449              7.86%
                                                                                    -------              ----
Noninterest-earning assets                                       20,531
                                                               --------
    Total Assets                                               $507,081
                                                               ========
Liabilities and Shareholders' Equity:
Interest-bearing Liabilities:
    Deposits                                                   $354,647             $ 7,829              4.45%
    Borrowed funds                                               73,105               2,040              5.55
                                                               --------             -------              ----
Total Interest-bearing Liabilities                              427,752               9,869              4.64%
                                                                                    -------              ----
Other Liabilities and Shareholders' Equity                       79,329
                                                               --------
Total Liabilities and Shareholders' Equity                     $507,081
                                                               ========
Net interest income/rate spread                                                     $ 8,580              3.22%
Net yield on average interest-earning assets                                                             3.78%
Interest-earning assets as a percentage of interest-
    bearing liabilities                                                                                   114%

----------------
(1) Yields on tax-exempt loans and investment securities have been computed on a tax equivalent basis.


                                                                            Six months ended June 30,
                                                                                       1998
                                                                ------------------------------------------------
                                                                Average                                   Yield/
                                                                Balance             Interest               Cost
                                                                -------             --------              ------
                                                                             (Dollars in thousands)
Assets:
Interest-earning assets:
    Loans (taxable)                                             $277,031             $11,892               8.58%
    Loans (tax-free) (1)                                          14,617                 441               9.08
    Investment securities (taxable)                               91,751               3,054               6.66
    Investment securities (tax-free) (1)                          29,026                 830               8.67
    Time deposits with banks and federal funds sold                7,308                 208               5.71
                                                                --------             -------               ----
Total interest-earning assets                                    419,735              16,425               8.13%
                                                                                     -------               ----
Noninterest-earning assets                                        16,581
                                                                 -------
    Total Assets                                                $436,316
                                                                ========

Liabilities and Shareholders' Equity:
Interest-bearing Liabilities:
    Deposits                                                    $316,681             $ 7,418               4.72%
    Borrowed funds                                                50,102               1,478               5.90
                                                                --------             -------               ----
Total Interest-bearing Liabilities                               366,783               8,896               4.88%
                                                                                     -------               ----
Other Liabilities and Shareholders' Equity                        69,533
                                                                --------
Total Liabilities and Shareholders' Equity                      $436,316
                                                                ========

Net interest income/rate spread                                                      $ 7,529               3.25%
Net yield on average interest-earning assets                                                               3.87%
Interest-earning assets as a percentage of interest-
    bearing liabilities                                                                                     114%

-----------------
(1) Yields on tax-exempt loans and investment securities have been computed on a tax equivalent basis.

                                                                         Yield Analysis
                                                      (dollars in thousands-taxable equivalent basis)(1)

                                                          1998                                 1997
                                             ---------------------------------   --------------------------------
                                                        Interest      Average                Interest    Average
                                             Average     Income/      Interest    Average     Income/    Interest
                                             Balance     Expense        Rate      Balance     Expense      Rate
                                            ---------   --------      --------   --------    ---------   --------
ASSETS:
Earning Assets: (2)
  Commercial loans-taxable                  $161,839     $14,272        8.82%    $138,214     $12,450      9.01%
  Commercial loans-tax free                   11,648       1,106        9.50%      11,714       1,135      9.69%
  Mortgage loans                              50,072       3,951        7.89%      62,814       5,097      8.11%
  Installment loans                           78,971       6,606        8.37%      63,501       5,433      8.56%
                                            --------     -------                 --------     -------
     Total Loans                             302,530      25,935        8.57%     276,243      24,115      8.73%
                                            --------     -------                 --------     -------
  Securities-taxable                          95,602       6,239        6.53%      74,605       5,147      6.90%
  Securities-tax free                         30,196       2,587        8.57%      26,934       2,380      8.83%
                                            --------     -------                 --------     -------
     Total Securities                        125,798       8,826        7.02%     101,539       7,527      7.41%
                                            --------     -------                 --------     -------
  Interest-bearing deposits with banks         2,918         177        6.07%       2,839         170      6.00%
  Federal funds sold                           4,007         222        5.54%       5,251         290      5.52%
                                            --------     -------                 --------     -------
     Total Money Market Assets                 6,925         399        5.76%       8,090         460      5.69%
                                            --------     -------                 --------     -------
     Total Earning Assets                    435,253      35,160        8.08%     385,872      32,102      8.32%
  Non-earning assets                          21,657                               19,278
  Allowance for credit losses                 (3,932)                              (3,446)
                                            --------                             --------
Total Assets                                $452,978                             $401,704
                                            ========                             ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-Bearing Liabilities
  Interest-bearing demand deposits          $ 50,504     $ 1,225        2.43%    $ 45,682     $ 1,110      2.43%
  Savings deposits                            41,983       1,001        2.38%      42,482       1,038      2.44%
  Time deposits over $100,000                 61,618       3,265        5.30%      53,784       2,827      5.26%
  Other time deposits                        171,147       9,764        5.71%     161,331       9,253      5.74%
                                            --------     -------                 --------     -------
     Total Interest-Bearing Deposit          325,252      15,255        4.69%     303,279      14,228      4.69%
                                            --------     -------                 --------     -------
  Borrowed funds and other interest-
   bearing liabilities                        54,661       3,202        5.86%      34,327       2,098      6.11%
                                            --------     -------                 --------     -------
     Total Interest-Bearing Liabilities      379,913      18,457        4.86%     337,606      16,326      4.84%
  Demand deposits                             35,887                               31,707
  Other liabilities                            3,779                                3,103
  Stockholders' equity                        33,399                               29,288
                                            --------                             --------
     Total Liabilities and
      Stockholders' Equity                  $452,978                             $401,704
                                            ========                             ========

Net Interest Income Spread                               $16,703        3.22%                 $15,776      3.48%
                                                         =======        =====                 =======      =====

Net Interest Margin                                                     3.84%                              4.09%
                                                                        =====                              =====




                                                            1996
                                             --------------------------------
                                                           Interest   Average
                                              Average      Income/    Interest
                                              Balance      Expense      Rate
                                              --------     --------   --------
ASSETS:
Earning Assets: (2)
  Commercial loans-taxable                    $116,851     $10,466      8.96%
  Commercial loans-tax free                      8,658         800      9.24%
  Mortgage loans                                66,158       5,302      8.01%
  Installment loans                             52,436       4,623      8.82%
                                              --------     -------
     Total Loans                               244,103      21,191      8.68%
                                              --------     -------
  Securities-taxable                            47,524       3,131      6.59%
  Securities-tax free                           27,643       2,464      8.91%
                                              --------     -------
     Total Securities                           75,167       5,595      7.44%
                                              --------     -------
  Interest-bearing deposits with banks           1,738         101      5.81%
  Federal funds sold                             5,483         293      5.34%
                                              --------     -------
     Total Money Market Assets                   7,221         394      5.46%
                                              --------     -------
     Total Earning Assets                      326,491      27,180      8.32%
  Non-earning assets                            18,271
  Allowance for credit losses                   (3,105)
                                              --------
Total Assets                                  $341,657
                                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-Bearing Liabilities
  Interest-bearing demand deposits             $38,637        $937      2.43%
  Savings deposits                              45,257       1,163      2.57%
  Time deposits over $100,000                   46,261       2,421      5.23%
  Other time deposits                          136,460       7,750      5.68%
                                              --------     -------
     Total Interest-Bearing Deposit            266,615      12,271      4.60%
                                              --------     -------
  Borrowed funds and other interest-
   bearing liabilities                          17,821       1,035      5.81%
                                              --------     -------
     Total Interest-Bearing Liabilities        284,436      13,306      4.68%
  Demand deposits                               28,116
  Other liabilities                              2,978
  Stockholders' equity                          26,127
                                              --------
     Total Liabilities and
      Stockholders' Equity                    $341,657
                                              ========

Net Interest Income Spread                                 $13,874      3.64%
                                                           =======      =====

Net Interest Margin                                                     4.25%
                                                                        =====

----------------------
(1) In this schedule and other schedules presented on a tax-equivalent basis, income that is exempt from federal income taxes, i.e. interest on state and municipal securities, has been adjusted to a taxable equivalent basis using a 34% federal income tax rate.
(2) Excludes non-performing loans.


     The most significant impact on net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

     The following table shows the relative contribution of changes in average volume and average interest rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Rate Volume Analysis

     The table below sets forth certain information regarding the changes in the components of net interest income for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributed to: (1) changes in rate (change in rate multiplied by current volume); (2) changes in volume (change in volume multiplied by old rate); (3) the total. The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                           Rate/Volume Variance Report

                                                               Period Ended June 30
                                                             (Dollars in thousands)
                                                                   1999 vs 1998
                                                                Increase (Decrease)
                                                                       Due to
                                                             ------------------------------------------
                                                              Rate              Volume            Total
                                                             ------             ------           ------
Loans (taxable)                                              $(575)             $2,507           $1,932
Loans (tax-free)                                                (4)                (56)             (60)
Investment securities (taxable)                               (144)                219               75
Investment securities (tax-free)                               (56)                198              142
Time deposits with banks and federal funds sold                (19)                (47)             (66)
                                                             -----              ------           ------
         Total interest income                               $(798)             $2,821           $2,023
                                                             -----              ------           ------

Deposits                                                     $(414)             $  825           $  411
Borrowed funds                                                (116)                678              562
                                                             -----              ------           ------
         Total Interest expense                              $(530)             $1,503           $  973
                                                             -----              ------           ------
Net change in net interest income                            $(268)             $1,318           $1,050
                                                             ======             ======           ======


                                                               Period Ended June 30
                                                              (Dollars in thousands)
                                                                   1999 vs 1998
                                                                Increase (Decrease)
                                                                       Due to
                                                             -------------------------------------------
                                                              Rate               Volume           Total
                                                             ------              ------          ------
Loans (taxable)                                              $ (95)              $ 793           $  698
Loans (tax-free)                                               (15)                 62               47
Investment securities (taxable)                               (140)                922              782
Investment securities (tax-free)                               (12)                 29               17
Time deposits with banks and federal funds sold                  5                  36               41
                                                             -----              ------           ------
         Total interest income                               $(257)             $1,842           $1,585
                                                             -----              ------           ------

Deposits                                                     $  97              $  476           $  573
Borrowed funds                                                 (55)                616              561
                                                             -----              ------           ------
         Total Interest expense                              $  42              $1,092           $1,134
                                                             -----              ------           ------
Net change in net interest income                            $(299)             $  750           $  451
                                                             =====              ======           ======

                                                                       Rate/Volume Variance Report (1)
                                                               (dollars in thousands-taxable equivalent basis)

                                                          1998 vs 1997                                 1997 vs 1996
                                                 -------------------------------         -----------------------------------
                                                        Increase(Decrease)                        Increase(Decrease)
                                                 -------------------------------         -----------------------------------
                                                  Total      Due to       Due to         Total           Due to       Due to
                                                 Change      Volume        Rate          Change          Volume        Rate
                                                 ------      ------      -------         ------          ------       ------
Interest Income:
    Commercial loans-taxable                     $1,822      $2,126      $  (304)        $1,984          $1,882        $102
    Commercial loans-tax free                       (29)         (7)         (22)           335             279          56
    Mortgage loans                               (1,146)     (1,032)        (114)         (205)            (268)         63
    Installment loans                             1,173       1,332         (159)           810             934        (124)
                                                 ------      ------       ------         ------          ------        ----
       Total Loans                                1,820       2,419         (599)         2,924           2,827          97
                                                 ------      ------       ------         ------          ------        ----

    Securities-taxable                            1,092       1,430         (338)         2,016           1,787         229
    Securities-tax free                             207         288          (81)           (84)            (63)        (21)
                                                 ------      ------       ------         ------          ------        ----
       Total Securities                           1,299       1,718         (419)         1,932           1,724         208
                                                 ------      ------       ------         ------          ------        ----

    Interest-bearing deposits with banks              7           5            2             69              63           6
    Federal funds sold                              (68)        (69)           1             (3)            (15)         12
                                                 ------      ------       ------         ------          ------        ----
       Total Money Market Assets                    (61)        (64)           3             66              48          18
                                                 ------      ------       ------         ------          ------        ----

          Total Interest Income                   3,058       4,073       (1,015)         4,922           4,599         323
                                                 ======      ======      =======         ======          ======        ====

Interest Expense:
    Interest-bearing demand deposits                115          96           19            173             162          11
    Savings deposits                                (37)        (11)         (26)          (125)            (72)        (53)
    Time deposits over $100,000                     438         412           26            406             386          20
    Other time deposits                             511         563          (52)         1,503           1,390         113
                                                 ------      ------       ------         ------          ------        ----
       Total Interest-Bearing Deposits            1,027       1,060          (33)         1,957           1,866          91
    Borrowed funds and other
       interest-bearing liabilities               1,104       1,243         (139)         1,063             958         105
                                                 ------      ------       ------         ------          ------        ----

          Total Interest Expense                  2,131       2,303         (172)         3,020           2,824         196
                                                 ------      ------       ------         ------          ------        ----
Net Interest Income                                $927      $1,770      $  (843)        $1,902          $1,775        $127
                                                 ======      ======      =======         ======          ======        ====

----------------

(1) Changes in interest income and interest expense attributable to changes in both volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

Current Year

     In 1998, tax-equivalent net interest income increased $927,000 over the 1997 level. Balance sheet growth again resulted in improved earnings as evidenced by the $1.8 million increase in net interest income due to volume. Loan growth added $2.4 million to interest income due to increases in both commercial and installment loans outstanding. New securities purchases, including those purchased in leveraging transactions, also contributed to the improved earnings in the amount of $1.7 million. In order to fund the growth in loans and investments, new deposits and borrowed funds were added which resulted in a $2.3 million increase in interest expense.

     The negative impact of rate reductions can be seen in the $1.0 million decrease in interest income due to rate which was only partially offset by the $172,000 decrease in the cost of liabilities due to repricing. Variable rate assets which reprice immediately were reduced by seventy-five basis points during the fourth quarter as the Federal Reserve cut interest rates three times in a seven week period. New volume at lower than historic levels also contributed to the negative variance due to rate. During this same period, we held rates steady on our low-cost deposit base while the effect of repricing on certificates of deposit will materialize over time.

Prior Year

     In 1997, growth also lead to improved earnings. The $1.9 million increase in net interest income includes $1,775,000 due to volume but also includes $127,000 due to rate, reflecting a positive repricing impact. Loan and investment portfolio growth added $4.5 million which was partially offset by the $2.8 million increase in the cost of funds to support the asset growth. Rate fluctuations on earning assets added over $300,000 which includes an increase in commercial loans related to the twenty-five basis point hike in the prime rate during the year and investment purchases at increased yields. The cost of certificates of deposit increased as we attempted to lengthen our portfolio for asset/liability purposes. New borrowings and variable rate adjustments increased the cost of borrowed funds.

Provision for Credit Losses

     The provision for credit losses varies from year to year based on management's evaluation of the adequacy of the allowance for credit losses in relation to the risks inherent in the loan portfolio. In its evaluation, management considers credit quality, changes in loan volume, composition of the loan portfolio, past experience, delinquency trends, and the economic conditions. Consideration is also given to examinations performed by regulatory authorities and our independent auditors. The provision for credit losses was $920,000 in 1998, $1,110,000 in 1997 and $820,000 in 1996.

     A monthly provision of $60,000 was credited to the allowance for loan losses during the first half of 1999 and 1998, respectively. The ratio of the loan loss reserve to total loans at June 30, 1999 and 1998 was 1.30% and 1.19%, respectively.


Other Income

----------------------------------------------------------------------------------------------
                               For the Six Months Ended June 30,          For the Years Ended
----------------------------------------------------------------------------------------------
      Other Income             1999         1998            1998          1997            1996
----------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
Service charge                 $398         $391          $  780        $  759          $  693
Net gain/(loss) on the
    sale of securities          213           51             125            (8)            130
Net gain on the sale of
    other real estate             0           38              47           377               1
Net gain on the sale of
    other assets                 44          131             230            29              25
Other                           196          173             401           315             250
                                ---          ---          ------        ------          ------
Total Other Income              851          784          $1,583        $1,628          $1,099
----------------------------------------------------------------------------------------------

     Our other income category can be separated into three distinct sub-categories; service charges make up the core component of this area of earnings while net gains (losses) from the sale of assets and other fee income comprise the balance.

     Non-interest income in the first six months of 1999 increased $67,000 in comparison to the same period of 1998. The majority of this increase can be attributed to the $162,000 increase in the gain on the sale of securities offset by a decrease in the gain on the sale of loans of $86,000. Excluding income from asset sales, non-interest income increased $29,000, or 5%, during the first six months of 1999 as compared to the same period of last year.

     Income from service charges on deposits for the six months ended June 30, 1999 increased $7,000, or 2%, in comparison to the same period of the previous year, while other fee income increased $23,000, or 13%. Loan servicing fees and investment brokerage income comprise the majority of this increase.

     In 1998, earnings from service charges were $21,000, or 3%, higher than the 1997 total. Net gains from securities sales totaled $125,000 in 1998 as management sold securities to minimize the risk from prepayments on mortgage-backed securities. The $47,000 net gain from the sale of other assets includes earnings generated from the bank's real estate subsidiary, FNCB Realty, Inc. During 1998, we continued to shed interest rate risk through the sale of $22.8 million of fixed rate residential mortgage loans. These loan sales, with rates ranging from 6.125% to 9.125%, added $189,000 to 1998 earnings after accounting for fees associated with the sale. As importantly, the servicing rights were retained thereby resulting in no impact on our customers and improving future profits through servicing fee income. It is management's intention to continue to shed interest rate risk as opportunities present themselves in order to remain competitive in this area of retail lending. Servicing fees collected on mortgage loans which have been sold were $97,000 in 1998, or $43,000 higher than the same period of 1997. All other fee income increased $81,000 over the 1997 total including a $40,000 improvement in the earnings generated through a partnership with INVEST.

     During 1997, service charges increased $66,000, or 10%. The majority of this increase can be attributed to uncollected funds, although newly initiated surcharge fees pertaining to automatic teller machines also contributed $34,000 of additional income. The decrease in the area of net gains or losses on the sale of securities also represents our efforts to improve future profits. During 1997, many of the lowest yielding securities in the portfolio were sold as interest rates plummeted, thereby enabling us to reposition the portfolio for future benefits. Included in net gains on the sale of other assets is $524,000 recognized on the sale of real estate and other assets by FNCB Realty, Inc. These assets were transferred to the bank's subsidiary through foreclosure action and subsequently resold. Other income increased $69,000 in comparison to 1996 as letter of credit fees increased considerably and fee income from the bank's relationship with INVEST Financial Corporation also provided an increase of $22,000 over the 1996 level. In 1997, residential mortgage loans totaling $14.7 million were sold, resulting in a net gain of $66,000.

Other Expenses


                                 For the Six Months Ended                              For the Years Ended
----------------------------------------------------------------------------------------------------------
     Other Expenses                1999              1998              1998           1997            1996
----------------------------------------------------------------------------------------------------------
                                                                                    (dollars in thousands)
Salary expense                   $2,093            $1,808            $3,772         $3,482          $3,176
Employee benefit expense            552               495               977            960             900
Occupancy expense                   492               412               869            842             812
Equipment expense                   376               322               677            610             484
Advertising expense                 175               150               341            272             259
Data Processing expense             304               253               530            424             382
Other operating expenses          1,189             1,045             2,257          2,249           1,891
                                 ------            ------            ------         ------          ------
Total Other Expenses             $5,181            $4,485            $9,423         $8,839          $7,904
----------------------------------------------------------------------------------------------------------

     Non-interest expense increased $696,000, or 16%, for the period ended June 30, 1999 compared to the same period of the previous year. Salaries and benefits costs account for most of the increase, adding $342,000, or 15%, in comparison to the first six months of 1998. Other operating expenses increased $220,000, or 15%. A new branch office which opened in the fourth quarter of 1998 contributed to the increase. Our overhead ratio was 2.06% for the first six months of 1999 as compared to 2.07% for the same period in 1998.

     Total other expenses increased $584,000, or 7%, in 1998 in comparison to the prior year. Employee costs accounted for $307,000, or 53%, of the increase while occupancy and equipment costs rose $94,000, or 16% of the total. All other expenses increased $183,000, or 31% of the total due primarily to increases in advertising and data processing costs. Our overhead ratio, which measures non-interest expenses in relation to average assets improved from the 2.20% recorded in 1997 to 2.08%. In 1996, the overhead ratio was 2.31%.

     Salary and benefits amount to 50% of our total other expenses. During 1998, salary expense increased $290,000, or 8%, due to merit increases and the addition of staff to meet our growing sales and administrative needs. Full-time equivalent employees at December 31, 1998 were 168, an increase from the 151 reported as of the same period last year. Employee benefit costs increased $17,000, or 2%, in 1998 due primarily to a $30,000 increase in our contribution to a defined contribution profit sharing plan. Hospitalization costs, payroll taxes and other benefits decreased $13,000 in comparison to 1997.

     Occupancy expenses increased $27,000, or 3%, in 1998 due primarily to rental expense associated with a new community office. Increases in maintenance expenses and depreciation on the new facilities were offset by a reduced level of real estate taxes. Equipment costs increased $67,000, or 11%, due to depreciation expense on new equipment, including computers and related technology.

     All other operating expenses increased $183,000, or 6%, compared to 1997. Advertising costs increased $69,000 while data processing expenses rose $106,000 in 1998 due to bank promotions and technological advances. All other components of other operating expenses were limited to an $8,000 net increase.

     In 1997, total other expenses increased $935,000, or 12%, in comparison to 1996. During 1996 other expenses increased 11% from the prior period. Employee costs accounted for 39% of the increase in 1997 while occupancy and equipment costs rose by $156,000, or 17% of the total. All other operating expenses increased $413,000, or 44% of the total increase.

     Salary and benefit costs comprised the majority of total other expenses in 1997 and increased 9% over the 1996 level. Salaries increased $306,000, or 10%. Contributing to this increased cost are merit increases, as well as the full year's effect of the Kingston Office which opened in August 1996. Full-time equivalent employees at December 31, 1997 were 151, a decrease from the 155 reported in 1996. Employee benefit costs increased $60,000, or 7%, in 1997 due primarily to rising health care costs and a $30,000 increase in our contribution to a defined contribution profit sharing plan. Increases in payroll taxes and other benefits amounted to $5,000.

     Occupancy expenses increased $30,000, or 4%, in 1997. The recognition of a full year's effect from the Kingston Office which opened during 1996 accounts for the vast majority of the increase.

     Equipment expenses increased $126,000, or 26%, during 1997. Depreciation and maintenance on new equipment accounted for $108,000 of the increase, including $23,000 from our newest office. This increased cost reflects our commitment to new technology, including a complete upgrade to the retail delivery systems.

     All other operating expenses increased $413,000 in 1997 from the prior period. Noncontrollable items such as FDIC Insurance, Bank Shares Tax and examinations accounted for $97,000 of the increased cost. Also contributing significantly to the increased cost was $169,000 of operating costs from the bank's subsidiary, FNCB Realty, Inc. The majority of these costs reflect operating expenses associated with a single property which was sold. All other components of other operating expenses increased $159,000, or 7%.

Provision for Income Taxes

     During the first six months of 1999, income before taxes increased $422,000 over the same period in 1998. We anticipated an increase of $143,000 in tax expense based on a statutory rate of 34%. Due to an increased level of tax-exempt income and our deferred tax benefits, our provision for income taxes increased only $73,000. Our effective tax rates for the six-month periods ended June 30, 1999 and 1998 were 24.2% and 25.0%, respectively.

     Federal income tax expense decreased $39,000 in 1998 in comparison to the 1997 total in spite of the $426,000 improvement in income before taxes. Tax benefits derived from an increased level of tax-exempt income had a $40,000 positive effect while the effect of deferred taxes and other items reduced the 1998 provision by $144,000. Our effective tax rate for 1998 and 1997 was 23.6% and 25.8%, respectively.

     During 1997, federal income tax expense increased $351,000 in comparison to 1996. The majority of the increase was attributed to the $1,119,000 improvement in pre-tax income as well as the effect of other non-deductible and deferred tax items. Tax benefits related to non-taxable interest income increased $57,000 over the 1996 total. The effective tax rate for 1996 was 24.6%.

                               FINANCIAL CONDITION

     During the first six months of 1999, total assets increased $25 million, or 10% on an annual basis. Our total deposits increased over $15 million during the first six months of 1999 and we used this liquidity to fund over $20 million of new loans.

     Total assets increased $55 million, or 13%, in 1998 compared to a similar $56 million increase in 1997. Total deposits provided $34 million of new funds in 1998 while borrowed funds increased $17 million. This available liquidity was utilized to fund the $44 million, or 16%, increase in net loans as well as the $10 million growth in our securities portfolio.

Securities

     Our primary objectives in managing our securities portfolio are to maintain the necessary flexibility to meet liquidity and asset and liability management needs and to provide a stable source of interest income.

     Total securities increased $2.6 million at June 30, 1999 over December 31, 1998 and $8.5 over June 30, 1998. The growth over the past year was concentrated in the securities of U.S. government agencies and tax-exempt municipal securities.

     During 1998, total securities increased $10 million over 1997, inclusive of a $463,000 decrease in the fair value of the portfolio. During 1998, growth was again concentrated in mortgage-backed securities including $15 million which were purchased with structured borrowings from the Federal Home Loan Bank of Pittsburgh, thereby allowing us to earn a favorable spread between the rate earned on the securities and the cost of the borrowed funds.

     Management remains committed to a strategy which limits purchases to those that are virtually free of credit risk and will help to meet the objectives of our investment and asset/liability management policies.

     Gross proceeds from the sale of investment securities for the periods ended June 30, 1999 and 1998 were $18,259,633 and $10,637,449, respectively, with the gross realized gains being $219,060 and $76,209, respectively, and gross realized losses being $5,869 and $24,952, respectively.

     At June 30, 1999 and 1998, investment securities with a carrying amount of $78,445,710 and $49,657,797, respectively, were pledged as collateral to secure public deposits and for other purposes.

     The following tables show the carrying amounts of securities for the periods indicated:


------------------------------------------------------------------------------------------------
                                             June 30                      December 31
------------------------------------------------------------------------------------------------
                                       1999         1998         1998         1997         1996
                                     --------     --------     --------     --------     -------
                                                     (dollars in thousands)
U.S. Treasury securities and
    obligations of U.S.
    government agencies              $ 13,840     $ 19,738     $ 13,109     $ 31,808      27,946
Obligations of state and
    political subdivisions             37,711       32,224       33,671       27,043      29,533
Mortgage-backed securities             74,201       68,069       77,590       56,615      22,544
Corporate debt securities                 952            0          992            0           0
Equity securities                       7,741        5,901        6,468        5,901       2,453
                                     --------     --------     --------     --------     -------
       Total                         $134,445     $125,932     $131,830     $121,367     $82,476
                                     ========     ========     ========     ========     =======
------------------------------------------------------------------------------------------------

     The following table sets forth the maturities of securities at December 31, 1998 and the weighted average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax-equivalent adjustments using a 34% rate have been made in calculating yields on obligations of state and political subdivisions.


                                                                                      Mortgage-
                                   Within          2-5        6-10          Over        Backed      No Fixed
    (dollars in thousands)        One Year        Years       Years       10 Years    Securities    Maturity      Total
                                  --------       ------      -------      --------    ----------    ---------   ---------
U.S. Treasury securities           $2,005        $    0      $     0      $     0      $     0       $    0     $  2,005
   Yield                             5.87%                                                                          5.87%
Obligations of U.S.
government agencies                                 500        7,115        3,457                                 11,072
   Yield                                           6.03%        6.72%        5.46%                                  6.30%
Obligations of state and
political subdivisions (1)                        1,732        7,315       23,406                                 32,453
   Yield                                           6.11%        9.48%        7.66%                                  7.99%
Mortgage-backed
securities                                                                              77,632                    77,632
   Yield                                                                                  5.80%                     5.80%
Corporate debt
securities                                                       504          497                                  1,001
   Yield                                                        6.25%        6.01%                                  6.13%
Equity securities (2)                                                                                 6,468        6,468
   Yield                                                                                               6.48%        6.48%
                                   ------        ------      -------      -------      -------       ------     --------
Total maturities                   $2,005        $2,232      $14,934      $27,360      $77,632       $6,468     $130,631
                                   ======        ======      =======      =======      =======       ======     ========
   Weighted yield                    5.87%         6.10%        8.06%        7.35%        5.80%        6.48%        6.42%
                                   ======        ======      =======      =======      =======       ======     ========

----------

(1) Yields on state and municipal securities have been adjusted to a tax-equivalent basis using a 34% federal income tax rate.

(2)  Yield presented represents 1998 actual return.

Loans

     Total loans increased by $20 million, or 6.1%, at June 30, 1999 over December 31, 1998, and $52 million, or 17.7%, over June 30, 1998. Commercial loans increased $46 million during the year while growth in consumer loans was minimized by the sale of over $22 million of residential mortgages.

     Total loans increased $45 million, or 16%, in 1998. Commercial loans provided $30 million of the increase while installment lending also contributed $26 million of growth since December 31, 1997. The commercial growth includes $18 million secured by real estate while the growth in installment loans includes $14 million of indirect auto loans and an additional $14 million which is secured by real estate. Residential real estate loans decreased $12 million in 1998 as we continued with our strategy of reducing interest rate risk through the sale of long-term, fixed-rate assets. During 1998, over $22 million of these long-term assets were sold in the secondary market resulting in a reduced level of interest rate risk and a net gain on the sales of approximately $189,000. The sale of these assets provides liquidity for future growth and also allows us to continue to provide competitive products during the current low-rate environment.

     The following table sets forth detailed information concerning the composition of our loan portfolio as of the dates specified:

                                              June 30, 1999         December 31, 1998
                                           -------------------     -------------------
                                            Amount         %        Amount          %
                                           --------      -----     --------      -----
                                                       (Dollars in thousands)
Commercial & Financial                     $ 65,073       18.7     $ 49,796       15.1
Real Estate Construction                      3,156        0.9        2,350        0.7
Real Estate Mortgage                        219,573       62.9      209,204       63.6
Installment Loans to Individuals             53,135       15.2       58,799       17.9
Other Loans                                   8,051        2.3        8,748        2.7
      Less: Unearned Discount                    (2)       0.0           (4)       0.0
                                           --------      -----     --------      -----
Total Gross Loans                          $348,986      100.0     $328,893      100.0
                                                         -----                   -----
      Less: Allowance for Loan Losses        (4,529)                 (4,283)
                                           --------                --------
Net Loans                                  $344,457                $324,610
                                           ========                ========

     Details regarding the loan portfolio for each of the last five years are as follows:

                                Loans Outstanding
                             (dollars in thousands)

                                                             December 31
                                ---------------------------------------------------------------------
                                   1998           1997           1996           1995           1994
                                ---------      ---------      ---------      ---------      ---------
Commercial and Financial        $ 189,453      $ 159,644      $ 136,620      $ 120,560      $ 103,602
Real Estate                        45,855         57,523         67,262         67,333         65,960
Installment                        93,589         67,196         59,183         44,587         26,007
                                ---------      ---------      ---------      ---------      ---------
   Total Loans Gross              328,897        284,363        263,065        232,480        195,569
Unearned Discount                      (4)           (10)           (18)           (37)           (65)
                                ---------      ---------      ---------      ---------      ---------
   Total Loans                    328,893        284,353        263,047        232,443        195,504
Allowance for Credit Losses        (4,283)        (3,623)        (3,167)        (2,800)        (2,250)
                                ---------      ---------      ---------      ---------      ---------
   Net Loans                    $ 324,610      $ 280,730      $ 259,880      $ 229,643      $ 193,254
                                =========      =========      =========      =========      =========

     The following schedule shows the repricing distribution of loans outstanding as of December 31, 1998. Also provided are these amounts classified according to sensitivity to changes in interest rates.

------------------------------------------------------------------------------------------------------
                             Loans Outstanding - Repricing Distribution
                                      (dollars in thousands)
------------------------------------------------------------------------------------------------------
                                                      Within        One to      Over Five
                                                     One Year     Five Years      Years        Total
                                                     --------     ----------    ---------     --------
Commercial and Financial                             $107,992      $ 60,028      $21,433      $189,453
Real Estate                                            16,575        18,676       10,604        45,855
Installment                                            27,310        56,109       10,170        93,589
                                                     --------      --------      -------      --------
       Total                                         $151,877      $134,813      $42,207      $328,897
                                                     ========      ========      =======      ========

Loans with predetermined interest rates              $ 34,041      $ 71,758      $33,232      $139,031
Loans with floating rates                             117,836        63,055        8,975       189,866
                                                     --------      --------      -------      --------
       Total                                         $151,877      $134,813      $42,207      $328,897
                                                     ========      ========      =======      ========
------------------------------------------------------------------------------------------------------

                                       45

Asset Quality

     We manage credit risk through the application of policies and procedures designed to foster sound underwriting and credit monitoring practices, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond our control.

     Our Risk Management Committee meets quarterly or more often as required and makes recommendations to the Board of Directors regarding provisions for credit losses. The Committee reviews individual problem credits and ensures that ample reserves are established considering both general allowances and specific allocations.

     The following schedule reflects various non-performing categories for the periods indicated:


                                                         June 30, 1999    Dec. 31, 1998
                                                         -------------    -------------
                                                              (Dollars in thousands)
Nonaccrual loans                                             $1,086           $  845
Loans past due 90 days or more and still accruing               452              452
                                                             ------           ------
      Total non-performing loans                              1,538            1,297
                                                             ------           ------
Other Real Estate Owned                                           0                0
                                                             ------           ------
      Total non-performing assets                            $1,538           $1,297
                                                             ======           ======
Non-performing loans as a percentage of gross loans             0.4%             0.4%
                                                             ======           ======
Non-performing assets as a percentage of total assets           0.3%             0.3%
                                                             ======           ======

     The following schedule reflects various non-performing categories as of December 31 for each of the last five years:


                                                       1998       1997       1996       1995       1994
                                                      ------     ------     ------     ------     ------
                                                                   (Dollars in thousands)
Nonaccrual loans (including impaired loans)           $  845     $  207     $  714     $1,629     $2,285
Loans past due 90 days or more and still accruing        452      1,224        354        157        418
Other Real Estate Owned                                    0          0        337         25         75
                                                      ------     ------     ------     ------     ------
                Total Non-Performing Assets           $1,297     $1,431     $1,405     $1,811     $2,778
                                                      ======     ======     ======     ======     ======

     During the first six months of 1999, total non-performing assets increased due to the transfer of two loans to nonaccrual status. At June 30, 1999, our ratio of nonaccrual loans to total loans was 0.4%

     During 1998, total non-performing assets decreased due to the $772,000 reduction in loans past due more than ninety days. Nonaccrual loans increased $638,000 from the December 31, 1997 level and includes $660,000 that was transferred to nonaccrual status during 1998. The majority of the increase is split among three credits which are substantially secured by real estate. As of December 31, 1998, our ratio of nonaccrual loans to total loans was .26%, less than one-half of the national peer banks reported ratio of .63%. We continue to acknowledge the weakness in local real estate markets and in general economic conditions, emphasizing strict underwriting standards to minimize the negative impact of the current environment. Management remains ever conscious to avoid the problems of over-lending experienced during the 1980's and expects future efforts to reduce delinquency percentages during 1999.

     The following table presents an allocation of the allowance for credit losses as of the end of each of the last five years:


                          Loan Loss Reserve Allocation
                             (dollars in thousands)


                         12/31/98                12/31/97               12/31/96               12/31/95             12/31/94
                  ---------------------   ---------------------  ---------------------   --------------------   ------------------
                             Percentage              Percentage             Percentage             Percentage           Percentage
                                 of                      of                     of                     of                   of
                              Loans in                Loans in               Loans in               Loans in             Loans in
                                Each                    Each                   Each                   Each                 Each
                              Category                Category               Category               Category             Category
                              to Total                to Total               to Total               to Total             to Total
                  Amount       Loans      Amount       Loans     Amount       Loans       Amount     Loans      Amount    Loans
                  ------     ----------   ------     ----------  ------     ----------    ------   ----------   ------  ----------
Commercial
  and Financial   $1,706         58%      $1,340         56%     $1,326          52%      $1,094        52%     $1,110       53%
Real Estate          117         14%         118         20%         98          26%         105        29%        121       34%
Installment           92         28%          69         24%         61          22%          38        19%         29       13%
Unallocated        2,368                   2,096                  1,682                    1,563                   990
                  ------        ---       ------        ---      ------         ---       ------       ---      -----       ---
                  $4,283        100%      $3,623        100%     $3,167         100%      $2,800       100%     $2,250      100%
                  ======        ===       ======        ====     ======         ====      ======       ===      ======      ====

     The following schedule presents an analysis of the allowance for credit losses for each of the last five years:


                                                                         Years Ended December 31,
                                                        ---------------------------------------------------------
                                                         1998         1997         1996         1995         1994
                                                        ------       ------       ------       ------       ------
                                                                          (Dollars in thousands)
Balance, January 1                                      $3,623       $3,167       $2,800       $2,250       $2,027
Charge-Offs:
   Commercial and Financial                                 77          547          420          449          495
   Real Estate                                              50            9           20           97           60
   Installment                                             180          141          141           59           38
                                                        ------       ------       ------       ------       ------
      Total Charge-Offs                                    307          697          581          605          593
                                                        ------       ------       ------       ------       ------
Recoveries on Charged-Off Loans:
   Commercial and Financial                                 11            8          109          327          103
   Real Estate                                               1            0            0            1            0
   Installment                                              35           35           19           31           13
                                                        ------       ------       ------       ------       ------
      Total Recoveries                                      47           43          128          359          116
                                                        ------       ------       ------       ------       ------
Net Charge-Offs                                            260          654          453          246          477
                                                        ------       ------       ------       ------       ------
Provision for Credit Losses                                920        1,110          820          796          700
                                                        ------       ------       ------       ------       ------
Balance, December 31                                    $4,283       $3,623       $3,167       $2,800       $2,250
                                                        ======       ======       ======       ======       ======

Net Charge-Offs during the period as a percentage
   of average loans outstanding during the period          .09%         .24%         .18%         .12%         .28%
Allowance for credit losses as a percentage of net
   loans outstanding at end of period                     1.30%        1.27%        1.20%        1.20%        1.15%

     During 1998, losses charged to the reserve declined considerably from prior periods while recoveries were consistent with the 1997 total. During 1995, payments approximating $300,000 were received from loans charged-off in 1991, 1992 and 1994.

     The following table sets forth certain information with respect to our allowance for loan losses and charge-offs as of the dates specified:

                                                            Period Ended
                                                     ---------------------------
                                                     June 30,           Dec. 31,
                                                       1999               1998
                                                     --------           --------
                                                        (Dollars in thousands)
Balance, January 1                                    $4,283             $3,623
Recoveries Credited                                      161                 47
Losses Charged                                           275                307
Provision for Loan Losses                                360                920
                                                      ------             ------
Balance at End of Period                              $4,529             $4,283
                                                      ======             ======

Deposits

     The primary source of funds to support our growth is our deposit base, and emphasis has been placed on accumulating new deposits while making every effort to retain current relationships. Total deposits increased $34 million in 1998 comprised primarily of growth in certificates of deposit but also includes over $7 million in low-cost savings and demand accounts.

     The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:


-----------------------------------------------------------------------------------------------
                                                  Year Ended December 31
                             ------------------------------------------------------------------
                                    1998                   1997                      1996
                             ----------------        ----------------         -----------------
                               Amount    Rate          Amount    Rate           Amount     Rate
                             --------    ----        --------    ----         --------     ----
                                                  (thousands of dollars)
Noninterest-bearing
   demand deposits           $ 35,887                $ 31,707                 $ 28,116
Interest-bearing
   demand deposits             50,504    2.43%         45,682    2.43%          38,637     2.43%
Savings deposits               41,983    2.38%         42,482    2.44%          45,257     2.57%
Time deposits                 232,765    5.60%        215,115    5.62%         182,721     5.57%
                             --------                --------                 --------
         Total               $361,139                $334,986                 $294,731
                             ========                ========                 ========
------------------------------------------------------------------------------------------------

     Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1998, are summarized as follows:

                         Time Certificates of Deposit
                            (thousands of dollars)
3 months or less                                                        $45,474
Over 3 through 6 months                                                   8,083
Over 6 through 12 months                                                 10,818
Over 12 months                                                            4,966
                                                                        -------
Total                                                                   $69,341
                                                                        =======

     The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:


                                                        Six Months Ended June 30
                                         --------------------------------------------------
                                                  1999                         1998
                                         --------------------         ---------------------
                                          Amount         Rate           Amount        Rate
                                         --------        ----         --------        -----
                                                        (thousands of dollars)
Noninterest-bearing demand deposits      $ 40,273                     $ 33,633
Interest-bearing demand deposits           59,629        2.47%          49,925        2.46%
Savings deposits                           43,781        2.26%          39,667        2.43%
Time deposits                             251,237        5.30%         227,089        5.62%
                                         --------                     --------
                  Total                  $394,920                     $350,314
                                         ========                     ========

ASSET AND LIABILITY MANAGEMENT

     The major objectives of our asset and liability management are to: (1) manage exposure to changes in the interest rate environment to achieve a neutral interest sensitivity position within reasonable ranges, (2) ensure adequate liquidity and funding, (3) maintain a strong capital base, and (4) maximize net interest income opportunities. We manage these objectives through our senior management and Asset and Liability Management Committees. Members of the committees meet regularly to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital. Items that are considered in asset and liability management include balance sheet forecasts, the economic environment, the anticipated direction of interest rates and our earning's sensitivity to changes in these rates.

Interest Rate Sensitivity

     We analyze our interest sensitivity position to manage the risk associated with interest rate movements through the use of gap analysis and simulation modeling. Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given time period. Gap analysis is an approach used to quantify these differences. A positive gap results when the amount of interest-sensitive assets exceeds that of interest-sensitive liabilities within a given time period. A negative gap results when the amount of interest-sensitive liabilities exceeds that of interest-sensitive assets.

     While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap report has some limitations and does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap table. For example, non-maturity deposits are assigned a repricing interval based on internal assumptions. Management can influence the actual repricing of these deposits independent of the gap assumption. Third, the gap table represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change.

     Because of the limitations of the gap reports, we use simulation modeling to project future net interest income streams incorporating the current gap position, the forecasted balance sheet mix, and the anticipated spread relationships between market rates and bank products under a variety of interest rate scenarios.

     Our interest rate sensitivity at December 31, 1998, was essentially neutral within reasonable ranges; for example, an interest rate fluctuation of up or down 200 basis points would not be expected to have a significant impact on net interest income.

Interest Rate Gap

     The following schedule illustrates our interest rate gap position as of December 31, 1998. At that date, our cumulative gap position at all intervals measured within one year were within internal guidelines.

                       Interest Rate Sensitivity Analysis
                             as of December 31, 1998
                              (dollars in thousand)


                                                                 Rate Sensitive
                                        -------------------------------------------------------------
                                                                   181 to                                     Not
                                         1 to 90     91 to 180       365         1 to 5       Beyond         Rate
                                          Days          Days        Days         Years        5 Years      Sensitive        Total
                                        --------     ---------    --------      --------      -------      ---------      ---------
Commercial loans                        $ 93,150     $  5,492     $ 10,606      $ 59,964      $21,343      $      0       $ 190,555
Mortgage loans                             3,244        2,803        8,504        18,679       10,604             0          43,834
Installment loans                          9,993        5,898       11,324        56,104       10,170             0          93,489
                                        --------     --------     --------      --------      -------      --------       ---------
       Total loans                       106,387       14,193       30,434       134,747       42,117             0         327,878
                                        --------     --------     --------      --------      -------      --------       ---------

Securities-taxable                        21,116        5,960        9,026        31,404       23,700         8,172          99,378
Securities-tax free                        1,410            0          300        13,658       17,084             0          32,452
                                        --------     --------     --------      --------      -------      --------       ---------
       Total Securities                   22,526        5,960        9,326        45,062       40,784         8,172         131,830
                                        --------     --------     --------      --------      -------      --------       ---------

Interest-bearing deposits with banks       1,487          198          496           297            0             0           2,478
Federal funds sold                         3,400            0            0             0            0             0           3,400
                                        --------     --------     --------      --------      -------      --------       ---------
       Total Money Market Assets           4,887          198          496           297            0             0           5,878
                                        --------     --------     --------      --------      -------      --------       ---------

Total Earning Assets                     133,800       20,351       40,256       180,106       82,901         8,172         465,586
Non-earning assets                             0            0            0             0            0        22,082          22,082
Allowance for credit losses                    0            0            0             0            0        (4,283)         (4,283)
                                        --------     --------     --------      --------      -------      --------       ---------
      Total Assets                      $133,800     $ 20,351     $ 40,256      $180,106      $82,901      $ 25,971       $ 483,385
                                        ========     ========     ========      ========      =======      ========       =========
Interest-bearing demand deposits        $ 32,966     $      0     $      0      $ 18,274      $     0      $      0       $  51,240
Savings deposits                               0          463          688        40,866            0             0          42,017
Time deposits $100,000 and over           45,474        8,083       10,818         4,966            0             0          69,341
Other time deposits                       38,526       27,332       50,215        61,941            0             0         178,014
                                        --------     --------     --------      --------      -------      --------       ---------
Total Interest-Bearing Deposits          116,966       35,878       61,721       126,047            0             0         340,612
                                        --------     --------     --------      --------      -------      --------       ---------
Borrowed funds and other
   interest-bearing liabilities           16,116        2,038       17,718        24,303        5,000             0          65,175
                                        --------     --------     --------      --------      -------      --------       ---------
Total Interest-Bearing Liabilities       133,082       37,916       79,439       150,350        5,000             0         405,787
Demand deposits                                0            0            0             0            0        39,427          39,427
Other liabilities                              0            0            0             0            0         3,492           3,492
Stockholders' equity                           0            0            0             0            0        34,679          34,679
                                        --------     --------     --------      --------      -------      --------       ---------
Total Liabilities and Stockholders'
   Equity                               $133,082     $ 37,916     $ 79,439      $150,350      $ 5,000      $ 77,598       $ 483,385
                                        ========     ========     ========      ========      =======      ========       =========
Interest Rate Sensitivity gap           $    718     $(17,565)    $(39,183)     $ 29,756      $77,901      $(51,627)
                                        ========     ========     ========      ========      =======      ========
Cumulative gap                          $    718     $(16,847)    $(56,030)     $(26,274)     $51,627
                                        ========     ========     ========      ========      =======

     Our computerized simulation modeling system also measures exposure to interest rate risk, taking into account a growing balance sheet under various interest rate scenarios. As of December 31, 1998, the modeling system provided results which were within policy guidelines of plus or minus ten percent assuming a 200 basis point shift in market interest rates.

Liquidity

     The term "liquidity" refers to our ability to generate sufficient amounts of cash to meet our cash-flow needs. Liquidity is required to fulfill the borrowing needs of our credit customers and the withdrawal and maturity requirements of our deposit customers, as well as to meet other financial commitments.

     Our short-term liquidity position is strong as evidenced by $12,205,000 in cash and due from banks and $2,280,000 in interest-bearing balances with banks maturing within one year. A secondary source of liquidity is provided by the investment portfolio with $13,489,000, or 10%, of the portfolio maturing or expected to be called within one year and expected cash flow from principal reductions approximating an additional $15,000,000.

     We have relied primarily on our retail deposits as a source of funds. The bank is normally only a seller of Federal Funds to invest excess cash; however, the bank can also borrow in the Federal Funds market to meet temporary liquidity needs. Other sources of potential liquidity include repurchase agreements, Federal Home Loan Bank advances and the Federal Reserve Discount Window.

     Cash and cash equivalents (cash and due from banks and federal funds sold) are our most liquid assets. At December 31, 1998 cash and cash equivalents totaled $13.4 million, compared to the December 31, 1997 level of $14.7 million. Financing activities provided $50.0 million and operating activities provided $6.8 million of cash and cash equivalents during the year while investing activities utilized $58.0 million. The cash flow provided by financing activities is due to deposit growth and an increase in borrowed funds outstanding while the funds provided by operating activities pertains to interest payments received on loans and investments. The cash used in investing activities consists of loan proceeds and security purchases.

     Core deposits, which represent our primary source of liquidity, averaged $299.5 million in 1998, an increase of $18.3 million, or 7%, from the $281.2 million average in 1997. This increase in average core deposits was supplemented with a $7.8 million increase in average jumbo certificates and a $20.3 million increase in average borrowed funds and other interest-bearing liabilities. During the first six months of 1999, core deposits averaged $327 million, or 12% higher than the $293 million average recorded during the first half of 1998.

     We have other potential sources of liquidity, including repurchase agreements. Additionally, we can borrow on credit lines established at several correspondent banks and at the Federal Home Loan Bank of Pittsburgh. The Federal Reserve Discount Window also provides a funding source of last resort.

Capital

     A strong capital base is essential to our continued growth and profitability and in that regard the maintenance of appropriate levels of capital is a management priority. Our principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide for future growth, while at the same time complying with all regulatory standards. As more fully described in Note 12 to the financial statements, regulatory authorities have prescribed specified minimum capital ratios as guidelines for determining capital adequacy to help insure the safety and soundness of financial institutions.

     As a result of the significant growth we have experienced in recent years, capital ratios, although well above the regulatory minimums, had been steadily decreasing. Based on management's intent to maintain a well-capitalized status as well as a desire to attract new shareholders, 144,000 shares of stock were offered and sold in 1995 resulting in an increase of $3.6 million of Tier 1 capital. On May 15, 1996, stockholders voted to increase the number of authorized shares from 1,500,000 to 5,000,000.

     Total stockholders' equity decreased $829,000, or 2.4%, during the first half of 1999 comprised of an increase in retained earnings in the amount of $2,230,000 after paying cash dividends and $135,000 from stock issued through dividend reinvestment offset by a $3,194,000 decrease in the market value of our securities available-for-sale. During the same period of 1998, total stockholders' equity increased $1,971,000, or 6.2%, comprised of an increase in retained earnings of $1,953,000, after paying cash dividends and an $18,000 increase in the market value of our securities available-for-sale. The total dividend payout during the first six months of 1999 and 1998 represents $.30 per share and $.27 per share respectively. Excluding the impact due to securities valuation, increases in core equity amounted to $2,365,000 and $1,953,000, respectively.

     The Board of Governors of the Federal Reserve System and other various regulatory agencies have specified guidelines for purposes of evaluating a bank's capital adequacy. Currently, banks must maintain a leverage ratio of core capital to total assets at a prescribed level, namely 3%. In addition, bank regulators have issued risk-based capital guidelines. Under such guidelines, minimum ratios of core capital and total qualifying capital as a percentage of risk-weighted assets and certain off-balance sheet items of 4% and 8% are required. As of June 30, 1999, First National Community Bank met all capital requirements with a leverage ratio of 7.00% and core capital and total risk-based capital ratios of 9.89% and 11.14%, respectively.

     The following schedules present information regarding risk-based capital and selected other capital ratios at June 30, 1999 and 1998, and at December 31, 1998, 1997 and 1996.

--------------------------------------------------------------------------------
                                CAPITAL ANALYSIS
                             (dollars in thousands)
--------------------------------------------------------------------------------

                                                      June 30                      December 31
                                              ---------------------     ----------------------------------
                                                1999         1998         1998         1997         1996
                                              --------     --------     --------     --------     --------
Tier I Capital:
   Shareholders' equity                       $ 36,253     $ 32,435     $ 33,887     $ 30,483     $ 27,247
      Total Tier I Capital                    $ 36,253     $ 32,435     $ 33,887     $ 30,483     $ 27,247
Tier II Capital:
   Allowable portion of allowance for
       credit losses                          $  4,529     $  3,679     $  4,157     $  3,483     $  3,167
Total Risk-Based Capital                      $ 40,782     $ 36,114     $ 38,044     $ 33,966     $ 30,414
Total Risk-Weighted Assets                    $364,482     $295,354     $332,519     $278,680     $265,366
                                              ========     ========     ========     ========     ========

--------------------------------------------------------------------------------
                                 CAPITAL RATIOS
--------------------------------------------------------------------------------

                                         June 30                         December 31
                                  ---------------------         ----------------------------------------------------
                                                                                                          Regulatory
                                   1999          1998           1998            1997           1996        Minimum
                                  ------         ------         ------          ------         ------     ----------
Total Risk-Based Capital          11.19%         12.23%         11.45%          12.19%         11.46%       8.00%
Tier I Risk-Based Capital          9.95%         10.98%         10.19%          10.94%         10.27%       4.00%
Tier I Leverage Ratio              7.00%          7.36%          7.10%           7.28%          7.41%       3.00%
Return on Assets                   1.17%          1.20%          1.13%           1.16%          1.13%         N/A
Return on Equity*                 16.97%         16.21%         15.29%          15.85%         14.83%         N/A
Equity to Assets Ratio*            6.66%          7.48%          7.17%           7.37%          7.42%         N/A
Dividend Payout Ratio             24.39%         24.90%         33.35%          30.06%         30.40%         N/A

*Includes the effect of SFAS 115 in the amount of $791,000 in 1998, $1,097,000 in 1997 and $384,000 in 1996.
--------------------------------------------------------------------------------

     It is the philosophy of management and the Board of Directors to increase capital primarily through the retention of earnings During 1995, the bank offered and sold 144,000 shares of stock increasing the number of outstanding shares to 991,504. In 1996, the Board approved a 10% stock dividend which resulted in the issuance of 98,920 new shares and which increased the total number of shares outstanding to 1,090,424. During 1997, the Board of Directors again approved the payment of a 10% stock dividend adding 108,756 new shares and increasing the total number of shares outstanding to 1,199,180. In 1998, shareholders received a 100% stock dividend which doubled the outstanding shares to the current 2,398,360.

     During 1998, regulatory capital increased $3.4 million due to the retention of earnings after paying $1.7 million in cash dividends. Regulatory capital increased by $2.4 million during the first six months of 1999 to $36.3 million. As of June 30, 1999, there were 2,598,218 shares of stock available for future sale or stock dividends. The approximate number of stockholders of record at June 30, 1999 was 900.

ECONOMIC CONDITIONS AND FORWARD OUTLOOK

     Economic conditions affect financial institutions, as they do other businesses, in a number of ways. Rising inflation affects all businesses through increased operating costs but affects banks primarily through the manner in which they manage their interest sensitive assets and liabilities in a rising rate environment. Economic recession can also have a material effect on financial institutions as the assets and liabilities affected by a decrease in interest rates must be managed in a way that will maximize the largest component of a bank's income, that being net interest income. Recessionary periods may also tend to decrease borrowing needs and increase the uncertainty inherent in the borrowers' ability to pay previously advanced loans. Additionally, reinvestment of investment portfolio maturities can pose a problem as attractive rates are not as available. Management closely monitors the interest rate risk of the balance sheet and the credit risk inherent in the loan portfolio in order to minimize the effects of fluctuations caused by changes in general economic conditions.

     When 1998 began, the Federal funds rate was 5.50%, the prime rate was 8.50%, and the thirty year Treasury bond was yielding 5.96%. At the same time, inflationary fears and problems in Asia were sending mixed signals but were providing upward pressure on interest rates as a majority of economists were leaning toward a Fed tightening during the first half of 1998. As recent as July, the Federal Open Market Committee minutes reveal that the risk of inflation was greater than the risk of weakness in the economy, but any change in policy was deferred. During the third quarter, foreign markets in Japan, Russia and Latin America were experiencing further weakness and reduced the chances of inflationary pressure domestically. In September, further pressures from abroad and the adverse consequences on domestic activity resulted in the Fed reducing the federal funds rate by 1/4 of a percentage point with a bias toward further easing. During the next seven weeks, a second and third round of rate cuts followed resulting in the current federal funds rate of 4.75% and the corresponding reduction in the prime lending rate to 7.75%. As of year end, the yield on the thirty year Treasury bond was down eighty-one basis points to 5.15%.

     During the first quarter of 1999, economic activity continued to expand while tight labor markets presented a constant concern for rising inflation. Consumer spending was particularly strong while business spending, although slower than its fourth quarter surge, was still quite rapid. Despite these signs, however, there was no evidence of rising price inflation. In the second quarter, the Federal Reserve Policy Board shifted its bias toward tightening in light of persistent strength in domestic demand and the reduced risk of economic weakness abroad. While an upward trend in underlying inflation had not yet materialized, members of the Federal Reserve's policy making board were concerned that if recent developments continued, inflation was more likely to rise over time. Throughout this period, U.S. Treasury rates began a steady climb upwards, resulting in increases of over 1.00% in most terms and a yield on the thirty-year Treasury of 6.06%. At its meeting of June 30, 1999, the Federal Reserve increased rates by twenty-five basis points, the first increase in over two years. Future increases appear likely as economic reports continue to show an economy that is booming with no easing in the labor markets, although underlying forces could affect interest rates in either direction. With this in mind, management maintains a philosophy of not attempting to predict future rate movements but rather on focusing efforts to maintain earnings momentum in various rate environments.

     As of this writing, we are not aware of any pronouncements or legislation that would have a material impact on the results of operations.

                              YEAR 2000 COMPLIANCE

     We are currently working to address the potential impact of the Year 2000 issue on the processing of date sensitive information. The Year 2000 issue is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. In order to address the issues, we are utilizing both internal and external resources to identify and modify where necessary to ensure Year 2000 compliance.

     The bank formed a Year 2000 Operations Committee consisting of officers and employees from every area of the bank. This committee provides the manpower and knowledge to tackle the Year 2000 project in order to ensure that all mission-critical systems and applications are identified and tested for Year 2000 compliance. We believe our greatest risk is that if our customers and suppliers are not Year 2000 compliant, they can cause our plan to fail.

     In addition, an Executive Committee has been formed consisting of senior management and the Year 2000 project managers. This committee will review all aspects of the bank's Year 2000 project efforts to ensure that the century date change is a smooth process for the bank. The Executive Committee also will ensure that adequate resources are provided to assist in managing the Year 2000 project, provide guidance to the Operations Committee in its Year 2000 efforts, and report to the Board of Directors regarding the status and any problems encountered during the course of the Year 2000 project.

     In addition to these committees, a highly regarded computer consultant to the banking industry was contracted by the bank to independently verify and validate the bank's Year 2000 readiness program. In anticipation of what has been described as one of the most monumental and critical project activities of all time, the consultants performed an independent assessment of the bank's Year 2000 project planning activities to date. The engagement performed an independent verification and validation review on the bank's Year 2000 plans, activities and commitments and has identified both strengths and opportunities for the bank to act upon to further the bank's Year 2000 readiness. The results of this independent review has enabled the bank to focus its efforts on the more critical areas of the plan.

     Each area of our Year 2000 Plan is being addressed according to the guidelines that have been established by the FFIEC and other regulatory agencies. These guidelines include the five phases of the Year 2000 problem resolution process as listed in the May 16, 1997, OCC Advisory Letter AL 97-6 which is summarized below:

                                   % Completed        Projected Completion Date
                                   -----------        -------------------------

     Awareness of the problem          100%                 Completed
     Assessment of complexity          100%                 Completed
     Renovation                        100%                 Completed
     Validation                        100%                 Completed
     Implementation                     71%                 12/01/99
     Overall                            94%                 12/01/99

     At present, management believes its progress in remedying systems, programs and applications and installing Year 2000 compliant upgrades is complete. Despite our affirmative steps to remedy the Year 2000 problem, we are not certain that a partial or total systems interruption, or the cost necessary to upgrade hardware or software, would not have a material effect on our business, financial condition, results of operations and business prospects.

     As a precaution, we developed a Year 2000 contingency plan. The plan provides operating procedures in the event that there is a partial or total system interruption with respect to the century date change. While the contingency plan is complete, it will be updated as necessary throughout 1999.

     We rely on third party vendors and service providers for our data processing capabilities, and for maintenance of our computer systems. We initiated formal communications with our providers of data processing services and other external third parties in 1997 and 1998 to assess the Year 2000 readiness of their products and services. We are monitoring their progress in meeting their targeted schedules for an indication that they may not be able to correct the problems in time. Thus far, responses indicate that all of the significant providers currently have compliant versions available or are well into the renovation and testing phases. We have identified and prioritized those systems deemed to be mission critical and those that may have significant impact on normal operations. We identified 36 mission critical vendors. These vendors have all responded with favorable Year 2000 readiness status, and expressed with confidence that their systems are Year 2000 compliant. However, we can give no guarantee that the service providers and vendors will timely renovate the systems on which we rely. If the service providers experience Year 2000 problems, we cannot assure that the service providers can be held legally liable for their problems.

     In 1998, we initiated communications with all of our mission critical vendors, suppliers and large commercial customers to determine the extent to which we are vulnerable to these third-parties' failure to remedy their own Year 2000 problems.

     The following table summarizes the responses of our mission critical customers, lenders and service providers:

                                             Responses           Compliant
                               Inquiry     -------------      ---------------
                                Number     Number      %      Number      %
                               -------     ------    ---      ------  -------
Material Loan Customers           42         17       40%        17      100%
Lenders & Service Providers      555        353       64%       353      100%
Mission Critical                  36         36      100%        36      100%
Non-Mission Critical             519        317       61%       317      100%

     Management reviewed our material loan customers, vendors and service providers through discussions and questionnaires regarding their Year 2000 preparedness. The level of their Year 2000 compliance is a factor in evaluating the bank's loan portfolio. Management performed a risk assessment on material loan customers, vendors and service providers who did not respond to the questionnaire. Supporting collateral and other sources of repayment were reviewed to ensure that a lack of Year 2000 preparedness will not create a loss due to a business disruption. Management and the Board of Directors determined that the amount of risk is acceptable. Management continues to monitor the progress of its material loan customers and other significant third parties. However, we can give no guarantee that the systems of these third parties will be timely renovated. If any of these third parties experience Year 2000 problems, we cannot assure that the third parties can be held legally liable for their problems.

Costs

     We have conducted a comprehensive review of our computer systems that could be affected by the Year 2000 issue and do not believe that amounts to be expended as part of its Year 2000 plan will have a material impact on our earnings or financial position.

Risk Assessment

     Based upon current information related to the progress of our major vendors and service providers, management has determined that the Year 2000 issue will not pose significant operational problems for our computer systems. This determination is based on the ability of those vendors and service providers to renovate, in a timely manner, the products and services on which our systems rely. However, we can give no guarantee that the systems of these third parties will be renovated in a timely manner.

Contingency Plan

     We developed a contingency plan for our mission critical systems in the event that system disruption or failure occurs to one or more of those systems. The plan provides operating procedures in the event that there is a partial or total system interruption with respect to the century date change. While the contingency plan is complete, it will be updated as necessary throughout 1999. In a worst case scenario, the software that processes customer accounts would fail. Should this occur, we would maintain manual accounting of our accounts until the main processing software is corrected. We are committed to making available the human resources necessary to accommodate this temporary situation and will follow the steps outlined in our Year 2000 Contingency Plan.

     To that end, we will conduct training sessions on our Year 2000 Contingency Plan during the third and fourth quarters of 1999 to ensure that employees are familiar with procedures that may need to be implemented in such a worst case scenario.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Our Board of Directors presently consists of 13 members, one-third (as nearly equal in number as possible) of whom are to be elected annually to serve for a term of three years.

     The following table sets forth the name, age and term of office of each of our executive officers and directors and the principal occupations of these individuals during the past five years. The executive officers are appointed to their respective offices annually. All of our directors also serve as directors of First National Community Bank and the terms for both expire at the same time. Unless otherwise indicated, the principal occupation listed for a person has been that person's occupation for at least the past five years. Because a majority of persons listed served as officers or directors of the bank before First National Community Bancorp, Inc. was formed as its holding company in 1998, the table indicates the earliest year a person became an officer or director for the bank or for the holding company.


                                         Principal Occupations           Director or      Position with First
       Name                    Age      During Past Five Years          Officer Since     National Community
       ----                    ---      ----------------------          -------------     -------------------
Angelo F. Bistocchi            79       Retired Restauranteur               1971          Director;
                                                                                          Vice President of the
                                                                                          Board of the bank since
                                                                                          1978

Michael G. Cestone             36       President,                          1988          Director
                                        S. G. Mastriani Company
                                        (General Contractor)

Michael J. Cestone, Jr.        67       President, M. R. Co.                1969          Director;
                                        CEO,                                              Secretary of the Board of
                                        S. G. Mastriani Company                           the bank since 1971

Joseph Coccia                  44       President,                          1998          Director
                                        Coccia Ford, Inc. and
                                        Coccia Lincoln Mercury,
                                        Inc.

William P. Conaboy             40       Vice President,                     1998          Director
                                        General Counsel
                                        Allied Services

Dominick L. DeNaples           61       President,                          1987          Director
                                        F & L Realty, Corp.
                                        Vice President,
                                        DeNaples Auto Parts, Inc.
                                        and Keystone Landfill, Inc.

Louis A. DeNaples              58       President,                          1972          Director;
                                        DeNaples Auto Parts, Inc.                         Chairman of the Board of
                                        and Keystone Landfill, Inc.                       the bank since 1988
                                        Vice President,
                                        F & L Realty Corp.


                                         Principal Occupations           Director or      Position with First
       Name                    Age      During Past Five Years          Officer Since     National Community
       ----                    ---      ----------------------          -------------     -------------------
Joseph J. Gentile              68       President,                          1989          Director
                                        Dunmore Oil Co., Inc.

Martin F. Gibbons              83       Partner,                            1979          Director
                                        Gibbons Ford

Joseph O. Haggerty             59       Retired Superintendent,             1987          Director
                                        Dunmore School District


George N. Juba                 72       Consultant to the bank              1973          Director

William S. Lance               39       Senior Vice President since         1991          Officer
                                        1994;
                                        Treasurer since 1998

J. David Lombardi              50       President and Chief                 1986          Officer
                                        Executive Officer since
                                        1988

John P. Moses                  53       Partner,                            1999          Director
                                        Moses & Gelso, L.L.P.

John R. Thomas                 81       Chairman of the Board               1967          Director
                                        Wesel Manufacturing
                                        Company (design and
                                        manufacturing of precision
                                        machinery)

     Our 1999 Annual Meeting of Shareholders was held on May 19, 1999. At this meeting, Mr. Michael J. Cestone, Jr., Mr. Louis A. DeNaples, Mr. Joseph J. Gentile and Mr. Joseph O. Haggerty were elected as directors of First National Community Bancorp, Inc. and of the bank. Their terms expire in 2002.

     Mr. John P. Moses was appointed to the Board of Directors of First National Community Bancorp, Inc. and the bank effective July 14, 1999.

Family Relationships

     Family relationships exist between the bank and our directors. Michael J. Cestone, Jr., Secretary of the Board of Directors, is the father of Michael G. Cestone. Dominick L. DeNaples is the brother of Louis A. DeNaples, Chairman of the Board.

                             EXECUTIVE COMPENSATION

     The table below shows the annual and long-term compensation for services in all capacities to us and to First National Community Bank for the fiscal years ended December 31, 1998, 1997 and 1996 to those persons who were, at December 31, 1998:

     o    our Chief Executive Officer; and

     o our other most highly compensated executive officers. The table shows the information only for those executives whose annual salary and bonus exceeded $100,000.

                           Summary Compensation Table


                                                                                                   All Other
Name & Principal Position                            Year       Salary(1)        Bonus(2)      Compensation(3)(4)
-------------------------                            ----       ---------        ---------     ------------------
J. David Lombardi(1)                                 1998       $179,000         $250,000           $25,979
Chairman of the Board, President & Chief             1997        169,000          200,000            25,402
     Executive Officer of First National             1996        159,000          175,000            23,279
     Community Bancorp, Inc. and First
     National Community Bank

Thomas P. Tulaney                                    1998       $ 87,135         $ 40,000            12,538
Executive Vice President of First National           1997         81,000           32,000            10,651
     Community Bank                                  1996         78,000           25,000             9,427

Gerard A. Champi                                     1998       $ 79,634         $ 40,000            11,496
Executive Vice President of First National           1997         72,492           32,000             9,645
     Community Bank                                  1996         68,500           27,000             8,463

----------
(1)  Includes Directors' fees of $24,000 for 1996, 1997 and 1998 for Mr.
     Lombardi.

(2) Cash bonuses are awarded at the conclusion of a fiscal year based upon the Board of Directors' subjective assessment of our performance as compared to both budget and prior fiscal year performance, and the individual contributions of the officers involved.

(3) The named executive officers did not receive perquisites or other personal benefits during 1998 which, in the aggregate, cost us the lesser of $50,000 or 10% of the named executive officers salary and bonus earned during the year. Perquisites and other personal benefits which were received by the named executives were valued based on their cost to us.

(4) Includes amounts contributed by the bank on the employees' behalf to the Employees' Profit Sharing Plan. Also included for Mr. Lombardi are premiums paid to purchase additional life insurance which amounted to $2,008 in 1996, 1997 and 1998 and Director bonuses amounting to $7,500 in 1996, 1997 and 1998, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

     Some of our directors and officers and the companies with which they are associated, were customers of and had banking transactions with the bank in the ordinary course of its business during 1998 and the bank expects to continue such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and in the opinion of the Board of Directors, do not involve more than a normal risk of collectibility or present other unfavorable features.

     At June 30, 1999, the outstanding principal amount of indebtedness to the bank owed by directors and executive officers and their associates, who were indebted to the bank on that date, aggregated $10.1 million which represented approximately 29.8% of our equity capital accounts.

The Board of Directors

     During 1998, our Board of Directors held 5 meetings. Directors received no remuneration for attendance at those meetings.

     During 1998, the bank's Board of Directors held 23 meetings. Each of the directors attended at least 75% of the scheduled meetings of the bank's Board of Directors with the exception of Mr. George N. Juba.

     The directors generally function as a full board. In lieu of a nominating committee, the full Board nominates the slate for the election of the Board of Directors. In lieu of a compensation committee, the full Board appoints and sets compensation of officers and directors. In lieu of an audit committee, the full board appoints the independent outside accountants to conduct external audits of our books, records and procedures and meets with the outside accountants to discuss the results of their audits. To assure maximum independence and candor in the internal audit function, management director Lombardi, who serves as President and Chief Executive Officer, does not participate in the board's deliberations when the Board receives reports from its internal auditor. During 1998, the Board held four meetings of this type. All non-management members attended at least 75% of the scheduled meetings except Mr. George N. Juba and Mr. Joseph Coccia.

     In 1993, the Board of Directors of the bank established a Senior Loan Committee to meet on alternating weeks as deemed necessary. Membership on this committee consists of:

     o the Chairman, President and Chief Executive Officer of the bank (permanent members); and

     o other members of the Board of Directors (appointed on a rotating basis quarterly, with no more than three members appointed from this group at any one time.)

     In 1998, the Senior Loan Committee held 12 meetings. Each appointed director was present for at least 75% of the scheduled meetings except Mr. Michael J. Cestone, Jr., Mr. William P. Conaboy, Mr. John R. Thomas and Mr. George N. Juba.

Compensation of Directors

     Members of the bank's Board of Directors are compensated at the rate of $1,000 per meeting, including 4 compensated absences at full compensation, after which members are not paid for any unexcused absence, except for Mr. George N. Juba who is compensated for unlimited absences. The bank limits excused absences to non-attendance due to other bank business. The aggregate amount of Board fees paid in 1998 was $284,000. Certain directors also receive fees for additional services rendered. The aggregate amount of these fees paid in 1998 was $31,500. All directors of the bank also received an additional fee of $7,500 in 1998.

Compensation Committee Interlocks and Insider Participation

     J. David Lombardi, our President and Chief Executive Officer and that of the bank, is a member of our Board of Directors and also of the bank. Mr. Lombardi makes recommendations to the Board of Directors regarding compensation of employees. Mr. Lombardi does not participate in conducting his own review. The entire Board of Directors votes to establish and approve our compensation policies.

Employment Agreements

     The bank entered into an employment agreement with Mr. J. David Lombardi, President and Chief Executive Officer, effective on January 1, 1990, and as amended September 28, 1994. On July 8, 1998, our Board of Directors approved and adopted an amendment to the employment agreement which added us as a party to the agreement. This agreement is designed to assist us and the bank in retaining a highly qualified executive and to help ensure that if we are faced with an unsolicited tender offer proposal, Mr. Lombardi will continue to manage us without being unduly distracted by the uncertainties of his personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

     The agreement provided for a base annual salary of $155,000 in 1998. The Board may establish additional compensation by way of salary increases, bonuses or fringe benefits from time to time. The agreement does not preclude Mr. Lombardi from serving as one of our directors and as one of the bank's and receiving related fees.

     We may terminate the agreement with or without "just cause," as defined in the agreement, or upon death, permanent disability, or normal retirement of Mr. Lombardi, or, upon the termination of Mr. Lombardi's employment by resignation or otherwise. In the event we terminate his employment with "just cause," Mr. Lombardi will receive a salary payment at his then effective base salary, as if his employment had not been terminated, for a period of 3 months, excluding bonuses or fringe or supplemental payments previously authorized by the Board of Directors. In the event that we terminate him without just cause, Mr. Lombardi will continue to receive, each month for a period of 2 years from the effective date of termination:

     o his monthly base salary payments from the bank at the rate in effect on the date of his termination;

     o    his Board of Directors fees; and

     o 1/12th of the average of the bonuses paid to him over the preceding 3 years.

     In the event that there is a "change in control," as defined in the agreement, and as a result of the change in control:

     o    Mr. Lombardi's employment is terminated; or

     o    his duties or authority are substantially diminished; or

     o he is removed from the office of Chief Executive Officer of the reorganized employer;

then Mr. Lombardi may terminate his employment by giving notice to the bank within 60 days of the occurrence of the "change in control."

     Upon termination, we are obligated to pay Mr. Lombardi the following:

     o 3 times his annual base salary as in effect on the date of the change in control;

     o    3 times his annual Board of Director's fee; and

     o    3 times the average of his bonuses for the prior 3 years.

     Subsequent to termination, Mr. Lombardi may not accept employment in any office or branch of any financial institution or subsidiary in Lackawanna County, Pennsylvania for a period of 3 years, unless we terminated his employment "without just cause."

                         BENEFICIAL OWNERSHIP OF SHARES

     We set forth in the following table certain information, as of July 21, 1999, regarding the beneficial ownership of our common stock by each director and nominee, all directors and executive officers as a group, and all persons who own beneficially more than 5% of our outstanding common stock. Management knows of no persons, other than directors Louis A. DeNaples and Dominick L. DeNaples, who own beneficially more than 5% of the company's outstanding stock. Unless otherwise listed, shares beneficially owned represent sole voting and investment power of the individuals named.

     We determine the securities "beneficially owned" by an individual in accordance with the definitions of "beneficial ownership" in the regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after July 21, 1999. Individuals may disclaim beneficial ownership as to certain of the securities. Unless otherwise indicated, all shares are legally owned by the reporting person individually or jointly with his spouse.

                           Beneficial Ownership Table

                                                          Shares
                                                       Beneficially     Percent
                                                          Owned         of Class
                                                       ------------     --------

Angelo F. Bistocchi                                       20,146         0.84

Michael G. Cestone                                        10,022         0.42

Michael J. Cestone, Jr. (1)                               36,392         1.52

Joseph Coccia                                             11,999         0.50

William P. Conaboy                                           937         0.04

Dominick L. DeNaples (2)                                 163,502         6.81

Louis A. DeNaples (3)                                    175,686         7.31

Joseph J. Gentile (4)                                    106,346         4.43

Martin F. Gibbons                                         20,554         0.86

Joseph O. Haggerty                                         3,887         0.16

George N. Juba                                            14,644         0.61

J. David Lombardi (5)                                     27,825         1.16

John P. Moses                                              1,756          .07

John R. Thomas (6)                                        38,479         1.60

All directors and executive officers as a group (15)     633,018        26.36

----------
(1)  Includes 8,090 shares owned individually by his spouse.
(2)  Includes 12,046 shares held jointly with his children.
(3) Includes 2,291 shares owned individually by his spouse and 7,490 shares held jointly with his children.
(4)  Includes 21,670 shares owned individually by his spouse.
(5)  Includes 145 shares held by his minor children.
(6)  Includes 5,400 shares owned individually by his spouse.

                                 TRANSFER AGENT

     Registrar and Transfer Company of Cranford, New Jersey, our stock transfer agent, will act as registrar and transfer agent for the common stock offered under this prospectus.

                                     EXPERTS

     The consolidated financial statements of First National Community Bancorp, Inc. and subsidiary as of December 31, 1998, and 1997, and for each of the years in the two-year period ended December 31, 1998, included in this prospectus have been audited by Demetrius & Company, L.L.C., independent certified public accountants, as indicated in its report with respect to the financial statements and are included in reliance upon the authority of the firm as experts in accounting and auditing. The consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996, were audited by other auditors whose report, dated January 21, 1997, expressed an unqualified opinion on those statements.

     The consolidated statements of income, changes in stockholders' equity and cash flows of First National Community Bank and Subsidiary for the year ended December 31, 1996, included in this prospectus have been audited by Robert Rossi & Co., independent certified public accountants, as indicated in its report with respect to the financial statements and are included in reliance upon the authority of the firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of our shares of common stock to be issued in connection with this offering and certain other legal matters relating to the transaction will be passed upon by the law firm of Shumaker Williams, P.C., our special counsel for this matter.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at World Trade Center, Suite 1300, New York, New York 10048. Copies of these documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. We are an electronic filer with the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is: http://www.sec.gov.

     No person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, any such information or representation should not be relied upon as having been authorized. This prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any distribution of the securities to which this prospectus relates shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

     This prospectus forms a part of a registration statement that we have filed with the Commission under the Securities Act of 1933, with respect to our common stock that we intend to offer to the public. This prospectus does not contain all of the information in the registration statement. The Commission's rules and regulations permit omission of certain information. You may inspect and copy the registration statement, including any amendments or exhibits at the locations mentioned above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We refer you to the copy of the contract or other document, filed as an exhibit to the registration statement. We also qualify our discussions by these documents.

                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                       AND

                       SUPPLEMENTARY FINANCIAL INFORMATION


                                                                           Page
                                                                           ----

Selected Financial Data                                                       3
Management's Discussion and Analysis
  of Financial Condition and Results of Operations                           28

INDEPENDENT AUDITOR'S REPORT                                                F-2

AS OF AND FOR THE SIX MONTHS ENDED
     JUNE 30, 1999 AND 1998 (unaudited)
         Consolidated Statement of Condition                                F-3
         Consolidated Statement of Income                                   F-4
         Consolidated Statement of Cash Flows                               F-5
         Consolidated Statement of Changes in Stockholders' Equity          F-7

YEARS ENDED DECEMBER 31, 1998 AND 1997
         Consolidated Statement of Condition                                F-8
         Consolidated Statement of Income                                   F-9
         Consolidated Statement of Cash Flows                              F-10
         Consolidated Statement of Changes in Stockholders' Equity         F-12

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996, were audited by other auditors whose report dated January 21, 1997, expressed an unqualified opinion on those statements.

We conducted our audits, in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in material respects, the financial position of First National Community Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


Demetrius & Company, L.L.C.

Wayne, New Jersey
January 19, 1999

                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                             June 30,        Dec.31,
                                                                                               1999           1998
                                                                                            ---------       --------
                                                                                           (Unaudited)      (Audited)
ASSETS
Cash and cash equivalents:

         Cash and due from banks                                                            $  12,205       $ 10,027
         Federal funds sold                                                                         0          3,400
                                                                                            ---------       --------
                  Total cash and cash equivalents                                              12,205         13,427
Interest-bearing balances with financial institutions                                           2,280          2,478
Securities:
         Available-for-sale, at fair value                                                    124,572        124,661
         Held-to-maturity, at cost
                  (fair value $1,952 on June 30, 1999 and  $7l4 on December 31, 1998)
                                                                                                2,132            711
         Federal Reserve Bank and FHLB stock, at cost                                           7,741          6,458
Net loans                                                                                     344,457        324,610
Bank premises and equipment                                                                     4,933          4,812
Other assets                                                                                    9,948          6,228
                                                                                            ---------       --------
         Total Assets                                                                       $ 508,268       $483,385
                                                                                            ---------       --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
         Demand-- non-interest bearing                                                      $  39,304       $ 39,427
         Interest bearing demand                                                               60,943         51,240
         Savings                                                                               47,430         42,017
         Time ($100,000 and over)                                                              64,132         69,341
         Other time                                                                           183,775        178,014
                                                                                            ---------       --------
                  Total Deposits                                                              395,584        380,039
Borrowed funds                                                                                 74,538         65,175
Other liabilities                                                                               4,296          3,492
                                                                                            ---------       --------
         Total Liabilities                                                                  $ 474,418       $448,706
                                                                                            ---------       --------
Shareholders' equity:
Common Stock, $1.25 par value, authorized 5,000,000 shares;
         2,401,782 shares issued and outstanding at June 30, 1999 and 2,398,360 shares
         issued and outstanding at December 31, 1998                                        $   3,002       $  2,998
Additional Paid-in Capital                                                                      6,398          6,267
Retained Earnings                                                                              26,853         24,623
Accumulated Other Comprehensive Income                                                         (2,403)           791
                                                                                            ---------       --------
         Total shareholders' equity                                                         $  33,850       $ 34.679
                                                                                            ---------       --------
         Total Liabilities and Shareholders' Equity                                         $ 508,268       $483,385
                                                                                            =========       ========

Note: The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (Dollars in thousands, except per share amounts)


                                              Three Months Ending                 Year-to-Date
                                           --------------------------      --------------------------
                                             June 30,       June 30,        June 30,        June 30,
                                              1999            1998            1999            1998
                                           ----------      ----------      ----------      ----------
Interest Income:
     Loans                                 $    7,411      $    6,239      $   14,205      $   12,332
     Balances with banks                           33              45              66              86
     Investments                                2,138           1,989           4,102           3,884
     Federal Funds Sold                             7              59              76             123
                                           ----------      ----------      ----------      ----------
              Total Interest Income             9,589           8,332          18,449          16,425
                                           ----------      ----------      ----------      ----------
Interest Expense:
     Deposits                                   3,917           3,742           7,829           7,418
     Borrowed Funds                             1,074             767           2,040           1,478
                                           ----------      ----------      ----------      ----------
              Total Interest Expense            4,991           4,509           9,869           8,896
                                           ----------      ----------      ----------      ----------
Net Interest Income:
     Before Loan Loss Provision                 4,598           3,823           8,580           7,529
Provision for loan losses                         180             180             360             360
                                           ----------      ----------      ----------      ----------
     Net interest income                        4,418           3,643           8,220           7,169
                                           ----------      ----------      ----------      ----------
Other Income:
     Service charges on deposits                  205             201             398             391
     Other Income                                  94             110             196             174
     Gain (Loss) on sale of:
         Securities                                 0              47             213              51
         Loans                                     35              53              44             130
         Other Assets                               0              38               0              38
                                           ----------      ----------      ----------      ----------
              Total Other Income                  334             449             851             784
                                           ----------      ----------      ----------      ----------
Other Expenses:
     Salaries & benefits                        1,322           1,149           2,645           2,303
     Occupancy & equipment                        432             364             868             734
     Other                                        817             747           1,668           1,448
                                           ----------      ----------      ----------      ----------
         Total other expenses                   2,571           2,260           5,181           4,485
                                           ----------      ----------      ----------      ----------
Income before income taxes                      2,181           1,832           3,890           3,468
Income tax expense                                547             473             940             867
                                           ----------      ----------      ----------      ----------
         NET INCOME                        $    1,634      $    1,359      $    2,950      $    2,601
                                           ==========      ==========      ==========      ==========
Earnings per share (1)                     $     0.68      $     0.57      $     1.23      $     1.08
                                           ==========      ==========      ==========      ==========
Weighted average number of shares (1)       2,398,398       2,398,360       2,398,379       2,398,360
                                           ==========      ==========      ==========      ==========

----------
(1) Per share data reflects the retroactive effect of the 100% stock dividend issued August 31, 1998.

                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1999 and 1998
                                   (Unaudited)


                                                                           June 30,       June 30,
                                                                             1999           1998
                                                                           --------       --------
                                                                            (Dollars in thousands)
INCREASE (DECREASE) IN CASH EQUIVALENTS:
Cash Flows From Operating Activities:
     Interest Received                                                     $ 18,263       $ 16,813
     Fees & Commissions Received                                                593            695
     Interest Paid                                                           (9,718)        (8,867)
     Income Taxes Paid                                                         (804)          (917)
     Cash Paid to Suppliers & Employees                                      (6,174)        (4,186)
                                                                           --------       --------
Net Cash Provided (Used) by Operating Activities                           $  2,160       $  3,538
                                                                           --------       --------
Cash Flows from Investing Activities:
     Securities available for sale:
         Proceeds from Maturities                                          $  1,000       $    500
         Proceeds from Sales prior to maturity                               18,260         10,638
         Proceeds from Calls prior to maturity                               12,045         28,113
         Purchases                                                          (37,172)       (43,603)
     Securities held to maturity:
         Proceeds from Calls prior to maturity                                  249              0
         Purchases                                                           (1,622)          (232)
     Net (Increase) Decrease in Interest-Bearing Bank Balances                  198         (1,576)
     Net (Increase) Decrease in Loans to Customers                          (20,163)       (12,272)
     Capital Expenditures                                                      (500)          (369)
                                                                           --------       --------
Net Cash Provided (Used) by Investing Activities                           $(27,705)      $(18,801)
                                                                           --------       --------
Cash Flows from Financing Activities:
     Net Increase (Decrease) in Demand Deposits, Money Market Demand,
         NOW Accounts, and Savings Accounts                                $ 14,962       $  2,940
     Net Increase in Certificates of Deposit                                    552         11,170
     Net Increase in Borrowed Funds                                           9,362          3,577
     Repayment of Long-Term Debt                                                 --            (11)
     Net Proceeds from Issuance of Common Stock Through Dividend
         Reinvestment                                                           135              0
     Dividends Paid                                                            (720)          (648)
                                                                           --------       --------
Net Cash Provided (Used) by Financing Activities                           $ 24,291       $ 17,028
                                                                           --------       --------
Net Increase (Decrease) in Cash and Cash Equivalents                       $ (1,254)      $  1,765
Cash & Cash Equivalents at Beginning of Year                               $ 13,459       $ 14,681
                                                                           --------       --------
CASH & CASH EQUIVALENTS AT END OF PERIOD                                   $ 12,205       $ 16,446
                                                                           ========       ========

                                  (Continued)

                     FIRST NATIONAL COMMUNITY BANCORP, INC.

                For the Six Months Ended June 30, 1999 and 1998


                                                                           June 30,       June 30,
                                                                             1999           1998
                                                                           --------       --------
                                                                           (Dollars in thousands)
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
     OPERATING ACTIVITIES:

Net Income                                                                 $  2,950       $  2,601
                                                                           --------       --------
Adjustments to Reconcile Net Income to Net Cash Provided by Operating
     Activities:
     Net Cash Provided by Operating Activities:
         Amortization (Accretion), Net                                           (3)            98
         Depreciation                                                           380            320
         Provision for Probable Credit Losses                                   360            360
         Provision for Deferred Taxes                                            --             --
         Gain on Sale of Investment Securities                                 (213)           (51)
         Gain on Sale of Other Assets                                           (44)           (38)
         Increase (Decrease) in Taxes Payable                                   137            (51)
         Decrease (Increase) in Interest Receivable                            (184)           290
         Increase (Decrease) in Interest Payable                                151             29
         Decrease (Increase) in Prepaid Expenses and Other Assets            (1,891)          (375)
         Increase (Decrease) in Accrued Expenses and Other Liabilities          517            355
                                                                           --------       --------
Total Adjustments                                                          $   (790)      $    937
                                                                           --------       --------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                           $  2,160       $  3,538
                                                                           ========       ========

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     For The Six Months Ended June 30, 1999
                             (Dollars in thousands)
                                   (Unaudited)


                                                                                                              ACCUMU-
                                                                                                               LATED
                                                                                                               OTHER
                                              COMPRE-          COMMON STOCK          ADD'L                    COMPRE-
                                              HENSIVE        -----------------      PAID-IN     RETAINED      HENSIVE
                                               INCOME        SHARES     AMOUNT      CAPITAL     EARNINGS      INCOME        TOTAL
                                            ---------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1998                                   2,398     $2,998       $6,267      $24,623       $   791      $34,679
Comprehensive Income:
   Net income for the period                  $ 2,950                                              2,950                      2,950
   Other comprehensive income, net of tax:
      Unrealized loss on securities
         available-for-sale, net of
         deferred income tax
         benefit of $1,646                     (2,981)
      Reclassification adjustment                (213)
                                              -------
   Total other comprehensive income,
      net of taxes                             (3,194)                                                          (3,194)      (3,194)
                                              -------
   Comprehensive Income                          (244)
   Issuance of 3,422 shares of
      Common Stock through
      Dividend Reinvestment                                       4          4          131                                     135
   Cash dividends paid, $0.30 per share                                                (720)                                   (720)
                                                              -----     ------       ------      -------       -------       ------
BALANCES, JUNE 30, 1999                                       2,402     $3,002       $6,398      $26,853       $(2,403)     $33,850
                                                              =====     ======       ======      =======       =======      =======

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997


                                                                            1998               1997
                                                                         ------------      ------------
ASSETS
Cash and cash equivalents:
     Cash and due from banks                                             $ 10,026,909      $  9,231,033
     Federal funds sold                                                     3,400,000         5,450,000
                                                                         ------------      ------------
         Total cash and cash equivalents                                   13,426,909        14,681,033

Interest-bearing balances with financial institutions                       2,478,000         1,586,000
Securities:
     Available-for-sale, at fair value                                    124,660,971       114,797,633
     Held-to-maturity, at cost (fair value $714,061 and $680,135)             711,213           678,049
     Federal Reserve Bank and FHLB stock, at cost                           6,457,900         5,891,100
Net loans                                                                 324,609,886       280,730,567
Bank premises and equipment                                                 4,812,507         4,095,717
Accrued interest receivable                                                 2,656,614         3,006,367
Other assets                                                                3,571,036         2,868,414
                                                                         ------------      ------------
         TOTAL ASSETS                                                    $483,385,036      $428,334,880
                                                                         ============      ============
LIABILITIES
Deposits:
     Demand                                                              $ 39,426,668      $ 34,994,825
     Interest-bearing demand                                               51,239,606        50,702,813
     Savings                                                               42,017,322        39,700,320
     Time ($100,000 and over)                                              69,341,302        53,757,354
     Other time                                                           178,013,890       166,512,287
                                                                         ------------      ------------
         TOTAL DEPOSITS                                                   380,038,788       345,667,599

Borrowed funds                                                             65,175,582        47,834,596
Accrued interest payable                                                    2,587,081         2,199,618
Other liabilities                                                             904,955         1,053,291
                                                                         ------------      ------------
         TOTAL LIABILITIES                                               $448,706,406      $396,755,104
                                                                         ------------      ------------

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
     Authorized: 5,000,000 shares
     Issued and outstanding: 2,398,360 shares in 1998 and 1,199,180
         shares in 1997                                                  $  2,997,950      $  1,498,975
Additional paid-in capital                                                  6,267,107         6,267,107
Retained earnings                                                          24,622,218        22,716,763
Accumulated other comprehensive income                                        791,355         1,096,931
                                                                         ------------      ------------
         Total stockholders' equity                                        34,678,630        31,579,776
                                                                         ------------      ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $483,385,036      $428,334,880
                                                                         ============      ============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
              For The Years Ended December 31, 1998, 1997 and 1996


                                                                1998              1997              1996
                                                            -----------      ------------       -----------
INTEREST INCOME
Interest and fees on loans                                  $25,558,631      $ 23,728,649       $20,919,180
                                                            -----------      ------------       -----------
Interest and dividends on securities:
U.S. Treasury and government agencies                         5,831,281         4,884,634         3,006,414
State and political subdivisions                              1,707,443         1,570,552         1,625,971
Other securities                                                408,204           262,013           124,790
                                                            -----------      ------------       -----------
     Total interest and dividends on securities               7,946,928         6,717,199         4,757,175
                                                            -----------      ------------       -----------
Interest on balances with financial institutions                178,439           170,395           100,590
Interest on federal funds sold                                  222,179           289,800           293,554
                                                            -----------      ------------       -----------
     TOTAL INTEREST INCOME                                   33,906,177        30,906,043        26,070,499
                                                            -----------      ------------       -----------

INTEREST EXPENSE
Interest-bearing demand                                       1,225,361         1,110,095           937,285
Savings                                                       1,000,539         1,038,157         1,162,953
Time ($100,000 and over)                                      3,264,981         2,826,583         2,420,743
Other time                                                    9,763,746         9,252,860         7,750,313
Interest on borrowed funds                                    3,206,476         2,098,314         1,034,540
                                                            -----------      ------------       -----------
     TOTAL INTEREST EXPENSE                                  18,461,103        16,326,009        13,305,834
                                                            -----------      ------------       -----------

Net interest income before provision for credit losses       15,445,074        14,580,034        12,764,665
Provision for credit losses                                     920,000         1,110,000           820,000
                                                            -----------      ------------       -----------

NET INTEREST INCOME AFTER PROVISION
     FOR CREDIT LOSSES                                       14,525,074        13,470,034        11,944,665
                                                            -----------      ------------       -----------

OTHER INCOME:
Service charges                                                 780,443           758,560           692,716
Net gain/(loss) on the sale of securities                       124,908            (8,031)          130,023
Net gain on the sale of other real estate                        46,522           377,192             1,025
Net gain on the sale of other assets                                  0           155,437                 0
Other                                                           631,005           344,394           274,987
                                                            -----------      ------------       -----------
     TOTAL OTHER INCOME                                       1,582,878         1,627,552         1,098,751
                                                            -----------      ------------       -----------

OTHER EXPENSES:
Salaries and employee benefits                                4,749,016         4,441,399         4,076,192
Occupancy expense                                               869,112           841,644           811,979
Equipment expense                                               676,994           609,695           484,423
Other operating expenses                                      3,128,155         2,946,026         2,530,998
                                                            -----------      ------------       -----------
     TOTAL OTHER EXPENSES                                     9,423,277         8,838,764         7,903,592
                                                            -----------      ------------       -----------

INCOME BEFORE INCOME TAXES                                    6,684,675         6,258,822         5,139,824
Provision for income taxes                                    1,577,408         1,615,850         1,265,214
                                                            -----------      ------------       -----------

NET INCOME                                                  $ 5,107,267      $  4,642,972       $ 3,874,610
                                                            ===========      ============       ===========
NET INCOME PER SHARE                                        $      2.13      $       1.94       $      1.62
                                                            ===========      ============       ===========

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For The Years Ended December 31, 1998, 1997 and 1996


                                                                     1998              1997               1996
                                                                ------------       ------------       ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received                                               $ 34,494,684       $ 30,612,970       $ 25,723,197
Fees and commissions received                                      1,411,448          1,102,955            992,084
Interest paid                                                    (18,073,640)       (16,153,652)       (13,208,307)
Cash paid to suppliers and employees                              (9,087,534)        (8,697,078)        (7,834,212)
Income taxes paid                                                 (1,942,398)        (1,608,001)        (1,230,000)
                                                                ------------       ------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          6,802,560          5,257,194          4,442,762
                                                                ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
     Proceeds from maturities                                      1,500,000                  0                  0
     Proceeds from sales prior to maturity                        14,451,152          8,920,368         25,175,471
     Proceeds from calls prior to maturity                        46,533,293         17,251,245          6,941,547
     Purchases                                                   (73,549,655)       (63,401,519)       (45,969,659)
Securities held to maturity:
     Proceeds from calls prior to maturity                           256,626                  0                  0
     Purchases                                                      (231,559)          (655,287)                 0
Net (increase)/decrease in interest-bearing bank balances           (892,000)         1,185,000         (1,996,000)
Net increase in loans to customers                               (44,752,797)       (21,583,667)       (31,030,999)
Capital expenditures                                              (1,369,944)          (684,379)        (1,044,562)
                                                                ------------       ------------       ------------
NET CASH USED IN INVESTING ACTIVITIES                            (58,054,884)       (58,968,239)       (47,924,202)
                                                                ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market demand, NOW
     accounts, and savings accounts                                7,285,640          5,766,570          9,362,879
Net increase in certificates of deposit                           27,085,551         18,932,575         35,866,961
Net increase in borrowed funds                                    18,180,986         26,655,537          7,065,285
Repayment of debt                                                   (851,140)           (75,852)           (71,483)
Cash dividends paid                                               (1,702,837)        (1,395,743)        (1,177,704)
Cash paid in lieu of fractional shares in conjunction with
     10% stock dividend                                                    0            (11,132)            (6,050)
                                                                ------------       ------------       ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                         49,998,200         49,871,955         51,039,888
                                                                ------------       ------------       ------------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                               (1,254,124)        (3,839,090)         7,558,448
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    14,681,033         18,520,123         10,961,675
                                                                ------------       ------------       ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 13,426,909       $ 14,681,033       $ 18,520,123
                                                                ============       ============       ============

                                   (Continued)

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES

              For The Years Ended December 31, 1998, 1997 and 1996


                                                                     1998               1997               1996
                                                                ------------       ------------       ------------
RECONCILIATION OF NET INCOME TO NET CASH
     PROVIDED BY OPERATING ACTIVITIES:
Net Income                                                      $  5,107,267       $  4,642,972       $  3,874,610
                                                                ------------       ------------       ------------
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Amortization and accretion, net                                 238,755             66,408             (4,622)
     Depreciation and amortization                                   653,154            611,637            491,602
     Provision for credit losses                                     920,000          1,110,000            820,000
     Provision for deferred taxes                                   (306,402)           (46,495)            61,064
     Loss/(Gain) on sale of securities                              (124,908)             8,031           (130,023)
     Gain on sale of other real estate                               (46,522)          (377,192)            (1,025)
     Gain on sale of other assets                                          0           (155,437)                 0
     Increase in interest payable                                    387,463            172,244             97,527
     Increase in taxes payable                                       (16,215)            16,215                  0
     Increase (decrease) in accrued expenses and other
         liabilities                                                 128,145            231,801            174,875
     Decrease (increase) in prepaid expenses and other assets       (487,930)          (663,509)          (598,566)
     Decrease (increase) in interest receivable                      349,753           (359,481)          (342,680)
                                                                ------------       ------------       ------------
         Total adjustments                                         1,695,293            614,222            568,152
                                                                ------------       ------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       $  6,802,560       $  5,257,194       $  4,442,762
                                                                ============       ============       ============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
              For The Years Ended December 31, 1998, 1997 and 1996

                                                                                                            ACCUMU-
                                                                                                            LATED
                                                                                                            OTHER
                                              COMPRE-         COMMON STOCK         ADD'L                    COMPRE-
                                              HENSIVE        --------------       PAID-IN     RETAINED      HENSIVE
                                              INCOME       SHARES     AMOUNT      CAPITAL     EARNINGS      INCOME       TOTAL
                                           -----------  ----------------------  ----------  -----------  -----------  -----------

BALANCES, DECEMBER 31, 1995                                991,504  $1,239,380  $6,267,107  $17,049,405     $991,058  $25,546,950
Comprehensive Income:
     Net income for the year                $3,874,610                                        3,874,610                 3,874,610
     Other comprehensive income, net of
         tax:
         Unrealized loss on securities
              available-for-sale, net of
              deferred income tax
              benefit of $312,670             (476,925)
         Reclassification adjustment          (130,023)
                                           -----------
     Total other comprehensive income,
         net of tax                           (606,948)                                                     (606,948)    (606,948)
                                           -----------
     Comprehensive Income                   $3,267,662
                                           ===========
     Cash dividends paid, $0.49 per share                                                    (1,177,704)               (1,177,704)
     10% stock dividend                                     98,920     123,650                 (129,700)                   (6,050)
                                                        ---------- -----------  ----------  -----------  ----------- ------------
BALANCES, DECEMBER 31, 1996                              1,090,424  $1,363,030  $6,267,107  $19,616,611     $384,110  $27,630,858
Comprehensive Income:
     Net income for the year                $4,642,972                                        4,642,972                 4,642,972
     Other comprehensive income, net of
         tax:
         Unrealized gain on securities
              available-for-sale, net of
              deferred income taxes of
              $367,211                         704,790
         Reclassification adjustment             8,031
                                           -----------
     Total other comprehensive income,
         net of tax                            712,821                                                       712,821      712,821
                                           -----------
     Comprehensive Income                   $5,355,793
                                           ===========
     Cash dividends paid, $0.58 per share                                                    (1,395,743)               (1,395,743)
     10% stock dividend                                    108,756     135,945                 (147,077)                  (11,132)
                                                        ---------- -----------  ----------  -----------  ----------- ------------
BALANCES, DECEMBER 31, 1997                              1,199,180  $1,498,975  $6,267,107  $22,716,763   $1,096,931  $31,579,776
Comprehensive Income:
     Net income for the year                $5,107,267                                        5,107,267                 5,107,267
     Other comprehensive income, net of
         tax:
         Unrealized loss on securities
              available-for-sale, net of
              deferred income tax
              benefit of $157,418             (180,668)
         Reclassification adjustment          (124,908)
                                            ----------
     Total other comprehensive  income,
         net of tax                           (305,576)                                                     (305,576)    (305,576)
                                            ----------
     Comprehensive Income                   $4,801,691
                                           ===========
     Cash dividends paid, $0.71 per share                                                    (1,702,837)               (1,702,837)
     100% stock dividend                                 1,199,180   1,498,975               (1,498,975)                        0
                                                        ---------- -----------  ----------  -----------  ----------- ------------
BALANCES, DECEMBER 31, 1998                              2,398,360  $2,997,950  $6,267,107  $24,622,218     $791,355  $34,678,630
                                                        ========== ===========  ==========  ===========  =========== ============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accounting and reporting policies that affect the more significant elements of First National Community Bancorp, Inc.'s (the "Company") financial statements are summarized below. They have been followed on a consistent basis and are in accordance with generally accepted accounting principles and conform to general practice within the banking industry.

     NATURE OF OPERATIONS

     First National Community is a registered Bank holding company, incorporated under the laws of the state of Pennsylvania. It is the parent company of First National Community Bank (the "Bank") and its wholly owned subsidiary FNCB Realty, Inc.

     The Bank provides a variety of financial services to individuals and corporate customers through its eight banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the Bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

     FNCB Realty, Inc.'s operating activities include the acquisition, holding, and disposition of certain real estate acquired in satisfaction of loan commitments owed by third party debtors to First National Community Bank.

     PRINCIPLES OF CONSOLIDATION

     On July 1, 1998, the Company acquired First National Community Bank in a business combination accounted for as a pooling of interests. The Bank became the wholly owned subsidiary of the Company through the exchange of 1,199,180 shares of its common stock for all of the outstanding stock of the Bank.

     The Company did not conduct business activities prior to the July 1, 1998 stock exchange. Accordingly, the Parent Company Only financial information included in Note 14 of these financial statements presents the Company's results of operations and cash flows for its initial period of operations commencing July 1, 1998 and ending on December 31, 1998.

     The accompanying consolidated financial statements for 1998 are based on the assumption that the companies were combined for the full year, and the financial statements of prior years have been restated to give effect to the combination. All significant intercompany transactions and balances have been eliminated in consolidation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITIES

     Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

     LOANS

     Loans are stated at face value, net of unearned discount, unamortized loan fees and costs and the allowance for credit losses. Unearned discount on installment loans is recognized as income over the terms of the loans primarily using the "actuarial method." Interest on all other loans is recognized on the accrual basis, based upon the principal amount outstanding.

     Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when management believes that the collection of interest or principal is doubtful. This is generally when a default of interest or principal has existed for 90 days or more, unless such loan is fully secured and in the process of collection. When interest accrual is discontinued, interest credited to income in the current year is reversed and interest income in prior years is charged against the allowance for credit losses. Any payments received are applied, first to the outstanding loan amounts, then to the recovery of any charged-off loan amounts. Any excess is treated as a recovery of lost interest.

     LOAN IMPAIRMENT

     The Bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," in its evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for credit losses.

     LOAN FEES

     Loan origination and commitment fees, as well as certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the life of the related loans except for residential mortgage loans, where the timing and amount of prepayments can be reasonably estimated. For these mortgage loans, the net deferred fees are amortized over an estimated average life of 7.5 years. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

     OTHER REAL ESTATE (ORE)

     Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which the borrower has little or no equity in collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at the lower of cost or fair value (less estimated selling cost for disposal of real estate) at the date actually or constructively received. Costs associated with the repair or improvement of the real estate are capitalized when such costs significantly increase the value of the asset, otherwise, such costs are expensed. An allowance for losses on ORE is maintained for subsequent valuation adjustments on a specific property basis.

     BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Routine maintenance and repair expenditures are expensed as incurred while significant expenditures are capitalized. Depreciation expense is determined on the straight-line method over the following ranges of useful lives:
         Buildings and improvements                 10 to 40 years
         Furniture, fixtures and equipment           3 to 15 years
         Leasehold improvements                      5 to 30 years

     ADVERTISING COSTS

     Advertising costs are charged to operations in the year incurred and totaled $341,000, $272,000 and $259,000 in 1998, 1997 and 1996, respectively.

     INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     NET INCOME PER SHARE

     Net income per share of common stock is computed using the weighted average number of shares outstanding during the periods. Such shares amounted to 2,398,360 in 1998, 1997 and 1996 after giving retroactive effect to the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.

     COMPREHENSIVE INCOME

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS had no impact on the Company's consolidated results of operations, financial position or cash flows.

     NEW FINANCIAL ACCOUNTING STANDARDS

     During 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFA 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. SFAS 133 is effective for fiscal quarters of all fiscal years beginning after June 15, 1999; earlier application is permitted. The Company does not hold or issue derivative instruments as defined by SFAS 133; and accordingly, it is the opinion of management that there will be no future impact from this recent accounting standard.

2.   RESTRICTED CASH BALANCES:

     The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 1998 was $75,000, which amount was satisfied through the restriction of vault cash.

     In addition, the Bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 1998, the amount of these balances was $1,445,000.

3.   SECURITIES:

     Securities have been classified in the consolidated financial statements according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

     Available-for-sale Securities:


                                                                              Gross                Gross
                                                      Amortized            Unrealized            Unrealized
                                                         Cost             Holding Gains        Holding Losses       Fair Value
                                                     ----------           -------------        --------------       -----------
             December 31, 1998
             -----------------
U.S. Treasury securities and obligations
     of U.S. government  agencies                    $12,366,088              $46,851              $15,230          $12,397,709
Obligations of state and political
     subdivisions                                     32,452,456            1,282,985               64,292           33,671,149
Mortgage-backed securities                            77,632,136              223,008              265,218           77,589,926
Corporate debt securities                              1,001,268                3,894               12,975              992,187
Equity securities                                         10,000                    0                    0               10,000
                                                    ------------           ----------             --------         ------------
                   Total                            $123,461,948           $1,556,738             $357,715         $124,660,971
                                                    ============           ==========             ========         ============

             December 31, 1997
U.S. Treasury securities and obligations
     of U.S. government agencies                     $31,071,952              $93,955              $35,549          $31,130,358
Obligations of state and political
     subdivisions                                     25,854,741            1,187,815                    0           27,042,556
Mortgage-backed securities                            56,198,923              602,305              186,509           56,614,719
Equity securities                                         10,000                    0                    0               10,000
                                                    ------------           ----------             --------         ------------
                   Total                            $113,135,616           $1,884,075             $222,058         $114,797,633
                                                    ============           ==========             ========         ============

     Held-to-maturity Securities:

                                                                               Gross                Gross
                                                       Amortized             Unrealized           Unrealized
                                                          Cost              Holding Gains       Holding Losses        Fair Value
                                                       ---------            -------------       --------------        ----------
             December 31, 1998
             -----------------
U.S. Treasury securities and obligations
     of U.S. government agencies                        $711,213               $5,385               $2,537             $714,061
                                                        ========               ======               ======             ========

             December 31, 1997
             -----------------
U.S. Treasury securities and obligations
     of U.S. government agencies                        $678,049               $3,793               $1,707             $680,135
                                                        ========               ======               ======             ========

     The following table shows the amortized cost and approximate fair value of the Bank's debt securities at December 31, 1998 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Available-for-sale                          Held-to-maturity
                                                    Amortized Cost          Fair Value         Amortized Cost          Fair Value
                                                    --------------          ----------         --------------          ----------
Amounts maturing in:
One Year or Less                                    $  2,005,168          $  2,014,374             $      0              $      0
One Year through Five Years                            2,232,273             2,300,203                    0                     0
After Five Years through Ten Years                    14,934,112            15,343,980                    0                     0
After Ten Years                                       26,648,260            27,402,488              711,213               714,061
Mortgaged-backed Securities                           77,632,135            77,589,926                    0                     0
                                                    ------------          ------------             --------              --------
         Total                                      $123,451,948          $124,650,971             $711,213              $714,061
                                                    ============          ============             ========              ========

     Gross proceeds from the sale of securities for the years ended December 31, 1998, 1997, and 1996 were $14,451,152, $8,920,368, and $25,175,471, respectively with the gross realized gains being $153,291, $64,826 and $232,306, respectively, and gross realized losses being $28,383, $72,857 and $102,283, respectively.

     At December 31, 1998 and 1997, securities with a carrying amount of $73,195,096 and $51,207,254, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.   LOANS:

     Major classifications of loans are summarized as follows:

                                                                     (dollars in thousands)
                                                                     1998             1997
                                                                   --------         --------
Real estate loans, secured by residential properties               $ 98,534         $ 96,030
Real estate loans, secured by nonfarm, nonresidential
     properties                                                     113,020           94,236
Commercial and industrial loans                                      49,796           36,790
     Loans to individuals for household, family and other
         personal expenditures                                       58,799           46,174
Loans to state and political subdivisions                             8,570           10,938
All other loans, including overdrafts                                   178              195
                                                                   --------         --------
              Gross loans                                           328,897          284,363
Less:  Unearned discounts on loans                                       (4)             (10)
                                                                   --------         --------
              Total loans                                           328,893          284,353
Less:  Allowance for credit losses                                   (4,283)          (3,623)
                                                                   --------         --------
              Net loans                                            $324,610         $280,730
                                                                   ========         ========

     Changes in the allowance for credit losses were as follows:

                                                                         (dollars in thousands)
                                                                 1998             1997              1996
                                                                ------           ------            ------
Balance, beginning of year                                      $3,623           $3,167            $2,800
Recoveries credited to allowance                                    47               43               128
Provision for credit losses                                        920            1,110               820
                                                                ------           ------            ------
TOTAL                                                            4,590            4,320             3,748
Losses charged to allowance                                        307              697               581
                                                                ------           ------            ------
Balance, end of year                                            $4,283           $3,623            $3,167
                                                                ======           ======            ======

     Information concerning the Company's recorded investment in nonaccrual and restructured loans is as follows:


                                                 (dollars in thousands)
                                               1998                   1997
                                              ------                  ----
Nonaccrual loans
   Impaired                                   $    0                  $  0
   Other                                         845                   207
Restructured loans                               289                   744
                                              ------                  ----
Total                                         $1,134                  $951
                                              ======                  ====

     The interest income that would have been earned in 1998, 1997 and 1996 on nonaccrual and restructured loans outstanding at December 31, 1998, 1997 and 1996 in accordance with their original terms approximated $125,000, $99,000 and $154,000. The interest income actually realized on such loans in 1998, 1997 and 1996 approximated $51,000, $85,000 and $37,000. As of December 31, 1998, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5.   BANK PREMISES AND EQUIPMENT:

     Bank premises and equipment are summarized as follows:


                                              1998              1997
                                           ---------         ----------
Land                                      $  783,150         $  783,150
Buildings                                  2,268,485          2,236,630
Furniture, fixtures and equipment          3,889,518          3,149,059
Leasehold improvements                     1,755,841          1,281,333
                                          ----------         ----------
     Total                                 8,696,994          7,450,172
Less accumulated depreciation              3,884,487          3,354,455
                                          ----------         ----------
    Net                                   $4,812,507         $4,095,717
                                          ==========         ==========

6.   DEPOSITS:

     At December 31, 1998, time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows:

                                                       (Dollars in thousands)
                                          Time Deposits             Other
                                        $100,000 and Over       Time Deposits         Total
                                        -----------------       -------------         -----
1999                                          $64,374             $115,319          $179,693
2000                                            3,762               39,552            43,314
2001                                              100               13,771            13,871
2002                                            1,105                4,296             5,401
2003 and Thereafter                                 0                5,076             5,076
                                              -------             --------          --------
         Total                                $69,341             $178,014          $247,355
                                              =======             ========          ========

7.   BORROWED FUNDS:

     Borrowed funds at December 31, 1998 and 1997 include the following:


                                                   1998                 1997
                                               -----------          -----------
Treasury Tax and Loan Demand Note              $   437,119          $   306,948
Borrowings under Lines of Credit                64,738,463           47,527,648
                                               -----------          -----------
         Total                                 $65,175,582          $47,834,596
                                               ===========          ===========

     The following table presents Federal Home Loan Bank of Pittsburgh ("FHLB of Pittsburgh") advances at the earlier of the callable date or maturity date (in thousands):


                                                                                  December 31, 1998
                                                                                  -----------------
                                                                                          Weighted Average
                                                                             Amount        Interest Rate
                                                                             ------       ----------------
Within one year                                                             $22,977            5.89%
After one year but within two years                                          13,178            5.89%
After two years but within three years                                        8,195            5.88%
After three years but within four years                                         388            6.42%
After four years but within five years                                       15,000            5.57%
After five years                                                              5,000            5.15%
                                                                            -------
                                                                            $64,738
                                                                            =======

     The FHLB of Pittsburgh advances are comprised of $49,738,000 of fixed rate advances and $15,000,000 of variable rate borrowings. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities.

     At December 31, 1998, the Company had available from the FHLB of Pittsburgh an open line of credit for $14,620,000 which expires on November 24, 1999. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. At December 31, 1998 and 1997, the Company had no borrowings under this credit line. In addition, at December 31, 1998, the Company had available overnight repricing lines of credit with other correspondent banks totaling $7,000,000. There were no borrowings under these lines at December 31, 1998 or 1997.

8.   BENEFIT PLANS:

     The Bank has a defined contribution profit sharing plan which covers all eligible employees. The Bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 1998, 1997 and 1996 amounted to $250,000, $220,000, and $190,000, respectively.

     The Bank also fully funded a non-qualified deferred compensation plan in 1986 covering one of its former executive officers. The Bank is accruing the present value of its obligation for deferred compensation benefits expected to become payable under the terms of the plan. The provision for such benefits amounted to $3,800 in 1998, $4,871 in 1997, and $5,835 in 1996. Benefits paid to the former executive officer under the aforementioned non-qualified deferred compensation plan amounted to $14,375 in 1998, 1997 and 1996. At December 31, 1998 and 1997, the present value of deferred compensation payable amounted to $29,449 and $40,023 and is included in other liabilities in the accompanying balance sheet.

     During 1994, the Bank established an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan provides eligible participants to elect to defer a portion of their compensation. At December 31, 1998, elective deferred compensation amounting to $488,410 plus $138,335 in accrued interest has been recorded as other liabilities in the accompanying balance sheet.

9.   INCOME TAXES:

     The provision for income taxes included in the statement of income is comprised of the following components:

                                           1998                  1997                 1996
                                        ----------            ----------           ----------
Current                                 $1,883,810            $1,662,345           $1,204,150
Deferred                                  (306,402)              (46,495)              61,064
                                        ----------            ----------           ----------
     Total                              $1,577,408            $1,615,850           $1,265,214
                                        ==========            ==========           ==========

     Deferred tax (liabilities) assets are comprised of the following at December 31:

                                                                       1998              1997
                                                                    ----------        ---------
Unrealized Holding Gains (Losses) on Securities
    Available-for-Sale                                              $ (407,668)      $ (565,086)
Deferred Loan Organization Fees                                       (157,105)        (131,637)
Depreciation                                                          (133,665)        (127,097)
Other                                                                  (23,474)               0
                                                                    ----------        ---------
    Gross Deferred Tax Liability                                    $ (721,912)      $ (823,820)
                                                                    ----------        ---------

Reserve for Credit Losses                                            1,261,338        1,011,022
Deferred Compensation                                                  223,106          157,330
                                                                    ----------       ----------
    Gross Deferred Tax Asset                                         1,484,444       $1,168,352
                                                                    ----------       ----------
Deferred Tax Asset Valuation Allowance                                (547,838)        (593,658)
                                                                    ----------       ----------
Net Deferred Tax (Liabilities) Assets                               $  214,694       $ (249,126)
                                                                     =========       ==========

     The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences:

                                                        1998                 1997                1996
                                                     ----------           ----------          ----------
Provision at Statutory Tax Rates                     $2,272,790           $2,127,999          $1,747,540
Add (Deduct):
     Tax Effects of Non-Taxable
         Interest Income                               (828,624)            (788,744)           (732,248)
Non-Deductible Interest Expense                         115,929              106,785              96,101
Other Items Net                                          17,313              169,810             153,821
                                                     ----------           ----------          ----------
Provision for Income Taxes                           $1,577,408           $1,615,850          $1,265,214
                                                     ==========           ==========          ==========

     The net change in the valuation allowance for deferred tax asset was a decrease of $45,820 in 1998. The change relates to a decrease in the provision for income taxes to which this valuation relates.

10.  RELATED PARTY TRANSACTIONS:

     At December 31, 1998 and 1997, certain officers and directors and/or companies in which they had 10% or more beneficial ownership were indebted to the Bank in the aggregate amounts of $10,497,630 and $7,435,105. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. The Bank was also committed under standby letters of credit as described in Note 11.

     During 1998, $5,679,303 of new loans were made and repayments totaled $2,616,778.

11.  COMMITMENTS:

     (a) Leases:

         The Bank conducts its Fashion Mall, Wilkes-Barre, Pittston Plaza, Kingston and Exeter branch operations from leased facilities. The Fashion Mall lease expires May 2003 and carries three additional renewal options of five years each with specified increases at the beginning of each option period. The Wilkes-Barre lease, which expires May 2003, carries three additional renewal options of five years each with specified increases at the beginning of each option period. The Pittston Plaza lease expires September 2008 and carries two additional renewal options of five years each, with specified increases at the beginning of each option period. The Kingston lease, which expires August 2006, carries two additional options of five years each with specified increases at the beginning of each option period. The Exeter lease expires August 2008 and carries four additional options of five years each with specified increases at the beginning of each option period.

         The Bank also leases office space for certain administrative and operational functions. Such lease, which expires in 1999, provides the Bank the option of renewal for five successive three year periods commencing January 1, 2000; and carries specified annual rental increases.

         At December 31, 1998, the Bank was obligated under certain noncancelable leases for equipment with terms expiring over the next five years.

         The aforementioned leases have been treated as operating leases in the accompanying financial statements. Minimum future obligations under noncancelable operating leases in effect at December 31, 1998 are as follows:

                                        FACILITIES         EQUIPMENT
                                        ----------         ---------
         1999                             $280,098           $70,962
         2000                              155,098            44,989
         2001                              155,781            26,765
         2002                              157,150            10,078
         2003 and thereafter               569,056             2,793
                                        ----------          --------
                  Total                 $1,317,183          $155,587
                                        ==========          ========

         Total rental expense under operating leases amounted to $322,231 in 1998, $295,168 in 1997, and $272,355 in 1996.

     (b) Financial Instruments with Off-Balance Sheet Risk:

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments include commitments to extend credit and standby letters of credit which involve varying degrees of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

         The Bank does not require collateral or other security to support financial instruments with off-balance sheet credit risk. Financial instruments whose contract amounts represent credit risk at December 31 are as follows:

                                            1998               1997
                                         -----------        -----------
       Commitments to extend credit      $48,566,776        $36,695,453
       Standby letters of credit          11,203,184          8,717,944

         Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $3,307,423 and $947,367 and $5,653,691 and $5,461,081 at December 31, 1998 and 1997,
     respectively.

     (c) Concentration of Credit Risk:

         Cash Concentrations: The Bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $3,400,000 and $5,450,000; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $5,442,038 and $3,705,438 as of December 31, 1998 and 1997, respectively.

         Loan Concentrations: At December 31, 1998, 22% of the Bank's commercial loan portfolio was concentrated in loans in the restaurant industry. Substantially all of these loans are secured by first mortgages on commercial properties.

12.  REGULATORY MATTERS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as "Well Capitalized" the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                           (in thousands)
                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                Actual                   Adequacy Purposes:              Action Provisions:
                                                ------                   ------------------              ------------------
                                        Amount          Ratio        Amount               Ratio      Amount                Ratio
                                        ------          -----        ------               -----      ------                -----
As of December 31, 1998:
     Total Capital
         (to Risk Weighted Assets)     $38,044          11.45%     >=$26,592              >=8.0%    >=$33,239             >=10.0%
     Tier I Capital
         (to Risk Weighted Assets)     $33,887          10.19%     >=$13,296              >=4.0%    >=$19,944              >=6.0%
     Tier I Capital
         (to Average Assets)           $33,887           7.10%     >=$14,314              >=3.0%    >=$23,856              >=5.0%



As of December 31, 1997:
     Total Capital
         (to Risk Weighted Assets)     $33,966          12.19%      >=22,294              >=8.0%    >=$27,868             >=10.0%
     Tier I Capital
         (to Risk Weighted Assets)     $30,483          10.94%      >=11,147              >=4.0%    >=$16,721              >=6.0%
     Tier I Capital
         (to Average Assets)           $30,483           7.28%      >=12,624              >=3.0%    >=$21,040              >=5.0%

     Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $11,051,000 at December 31, 1998, subject to the minimum capital ratio requirements noted above.

13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments", (SFAS 107) requires annual disclosure of estimated fair value of on-and off-balance sheet financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and short-term investments:

         Cash and short-term investments include cash on hand, amounts due from banks, and federal funds sold. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Interest-Bearing balances with financial institutions:

         The fair value of these financial instruments is estimated using rates currently available for investments of similar maturities.

         Securities:

         For securities held for investment purposes, the fair values have been individually determined based on currently quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans:

         The fair value of loans has been estimated by discounting the future cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits:

         The fair value of demand deposits, savings deposits, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Borrowed Funds:

         Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         Commitments to extend credit and standby letters of credit:

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The estimated fair values of the Bank's financial instruments are as follows:

                                                                                            December 31, 1998
                                                                                     Carrying Value        Fair Value
                                                                                     --------------        ----------
FINANCIAL ASSETS
      Cash and short term investments                                                 $ 13,426,909        $ 13,426,909
      Interest-bearing balances with financial institutions                              2,478,000           2,478,000
      Securities                                                                       131,830,084         131,832,932
      Gross Loans                                                                      328,893,297         328,626,736
FINANCIAL LIABILITIES
      Deposits                                                                        $380,038,788        $381,215,158
      Borrowed funds                                                                    65,175,582          65,650,009
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
      Commitments to extend credit and standby letters of credit                                $0             $68,068


                                                                                            December 31, 1997
                                                                                     Carrying Value        Fair Value
                                                                                     --------------        ----------
FINANCIAL ASSETS
      Cash and short term investments                                                 $ 14,681,033        $ 14,681,033
      Interest-bearing balances with financial institutions                              1,586,000           1,586,000
      Securities                                                                       121,366,782         121,368,868
      Gross Loans                                                                      284,353,338         285,206,610
FINANCIAL LIABILITIES
      Deposits                                                                        $345,667,579        $345,950,003
      Borrowed funds                                                                    47,845,737          47,996,796
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
      Commitments to extend credit and standby letters of credit                                $0             $71,126

14.  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

     Condensed parent company only financial information is as follows (in thousands):



Condensed Balance Sheet December 31, 1998
Assets:
     Cash                                                                            $    32
     Investment in Subsidiary (equity method)                                         34,595
     Other Assets                                                                         52
                                                                                     -------
Total Assets                                                                         $34,679
                                                                                     =======
Liabilities and Stockholders' Equity:
Stockholders' equity                                                                 $34,679
                                                                                     =======

Condensed Statement of Income for the initial period of operations commencing
     July 1, 1998 and ending December 31, 1998
Income:
     Dividends from Subsidiary                                                       $ 1,155
     Other Income                                                                          2
     Equity in Undistributed Income of Subsidiary                                      1,367
                                                                                     -------
Total Income                                                                           2,524
                                                                                     -------
Expenses                                                                                  18
                                                                                     -------
Net Income                                                                           $ 2,506
                                                                                     =======


Condensed Statement of Cash Flows for the initial period of operations commencing July 1, 1998 and ending December 31, 1998
Cash Flows from Operating Activities:
     Net income                                                                      $ 2,506
Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed income of subsidiary                                     (1,367)
     Increase in other assets                                                            (52)
                                                                                     -------
Net Cash Provided by Operating Activities                                            $ 1,087
                                                                                     -------
Cash Flows from Financing Activities:
     Cash dividends                                                                  $(1,055)
     Proceeds from borrowings                                                            840
     Repayment of borrowings                                                            (840)
     Advances from subsidiary                                                             82
     Repayment of advances from subsidiary                                               (82)
                                                                                     -------
Net cash Used in Financing Activities                                                $(1,055)
                                                                                     -------
Increase in Cash                                                                     $    32
Cash at Beginning of Period                                                                0
                                                                                     -------
Cash at End of Period                                                                $    32
                                                                                     -------

Non-cash investing and financing activities:
On July 1, 1998, the Company issued 1,199,180 shares of its common stock in exchange for all of the outstanding shares of the Bank. The investment in subsidiary was recorded at $33,550,000 which equaled the Stockholders' Equity of the Bank at the time of the exchange.

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


     In Thousands, Except Per Share Amount

                                                                             Quarter Ending
                  1998                             March 31             June 30        September 30         December 31
                  ----                             --------             -------        ------------         -----------
Interest income                                      $8,093              $8,332              $8,704              $8,777
Interest expense                                      4,387               4,509               4,732               4,833
                                                     ------              ------              ------              ------
Net interest income                                   3,706               3,823               3,972               3,944
Provision for credit losses                             180                 180                 180                 380
Other income                                            335                 449                 450                 349
Other expenses                                        2,225               2,260               2,426               2,512
Provision for income taxes                              394                 473                 431                 280
                                                     ------              ------              ------              ------
Net income                                           $1,242              $1,359              $1,385              $1,121
                                                      =====               =====               =====               =====
Net income per share*                                 $0.52               $0.56               $0.58               $0.47
                                                       ====                ====                ====                ====

                  1997
                  ----
Interest income                                      $7,282              $7,558               7,975              $8,091
Interest expense                                      3,804               3,958               4,256               4,308
                                                     ------              ------              ------              ------
Net interest income                                   3,478               3,600               3,719               3,783
Provision for credit losses                             180                 180                 225                 525
Other income                                            636                 267                 417                 307
Other expenses                                        2,130               2,137               2,313               2,259
Provision for income taxes                              466                 383                 428                 338
                                                     ------              ------              ------              ------
Net income                                           $1,338              $1,167              $1,170              $  968
                                                     ======              ======              ======              ======
Net income per share*                                $ 0.56              $ 0.48              $ 0.49              $ 0.41
                                                     ======              ======              ======              ======

* Per share data reflects the retroactive effect of the 100% stock dividend paid in 1998 and the 10% stock dividend paid in 1997.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     Management estimates that the expenses payable by First National Community Bancorp, Inc. in connection with the sale of securities registered on the Registration Statement will be as follows:


          Registration Fee                           $   834
          Accounting Fees and Expenses               $ 4,000
          Legal Fees and Expenses                    $45,000
          Printing and EDGAR Filing Expenses         $ 7,000
          Miscellaneous                              $ 3,500
                                                     -------
          TOTAL                                      $60,334

Item 14. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation has the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. We qualify the following discussion, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, which is attached as Exhibit 99.1.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, which relates to the Board of Directors, declares that, unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502, which relates to general powers, and elsewhere in the corporation law or otherwise vested by law in a business corporation must be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If a provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors under the corporation law are exercised or performed to the extent and by a person or persons as provided in the bylaws.

     Section 1712 provides that a director of a business corporation stands in a fiduciary relation to the corporation and must perform his duties as a director, including his duties as a member of any committee of the board, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     o one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

     o counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     o a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     A director is not to be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors does not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action are presumed to be in the best interests of the corporation.

     Moreover, Section 1721 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director is not personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     o the director has breached or failed to perform the duties of his office under this section; and

     o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

     o the responsibility or liability of a director pursuant to any criminal statute; or

     o the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, is presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment of the meeting or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent does not apply to a director who voted in favor of the action. Nothing in Section 1714 bars a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of the minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 which relates to third party actions, provides that unless otherwise restricted in its bylaws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742, which relates to derivative actions, provides that unless otherwise restricted in its bylaws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743, which relates to mandatory indemnification, provides for mandatory indemnification of directors and officers to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, the person is indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744, which relates to procedure for effecting indemnification, provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) is made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because the person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     o by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     o if a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     o    by the shareholders.

     Section 1745, which relates to advancing expenses, provides that expenses, including attorneys' fees, incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation as authorized by Pennsylvania law or otherwise.

     Section 1746, which relates to supplementary coverage, provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of Pennsylvania law are not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 also provides that indemnification referred to above is not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. This indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747, which relates to the power to purchase insurance, provides that unless otherwise restricted in its bylaws, a business corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the corporation law. This insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748, which relates to application to surviving or new corporations, provides that for the purposes of Pennsylvania law, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Pennsylvania law with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1749, which applies to employee benefit plans, states that for the purposes of Pennsylvania law:

     o references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

     o excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

     o action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750, which relates to duration and extent of coverage, declares that the indemnification and advancement of expenses provided by, or granted pursuant to Pennsylvania law, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and inure to the benefit of the heirs and personal representative of that person.

     Article 23 of First National Community's bylaws provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

     None.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits:

            3(i) Registrant's Articles of Incorporation. (Incorporated by reference to Exhibit 3(i) to Registrant's Registration Statement No. 333-24121, filed with the Commission on April 16, 1997, and as amended on December 1, 1997, and June 1, 1998.)

            3(ii) Registrant's Bylaws. (Incorporated by reference to Exhibit 3(ii) to Registrant's Registration Statement No. 333-24121, filed with the Commission on April 16, 1997, and as amended on December 1, 1997, and June 1, 1998.)

            4 Registrant's 1999 Dividend Reinvestment and Stock Purchase Plan. (Incorporated by reference to Exhibit 4 to Registrant's Registration Statement No. 333-76933 as filed with the Commission on April 23, 1999.)

            5        Form of Opinion of Shumaker Williams, P.C. re: Legality.

           21        Subsidiaries of Registrant.

           23.1      Consent of Shumaker Williams, P.C. (Included as part of
                     Exhibit 5.)

           23.2      Consent of Demetrius & Company, L.L.C.

           23.3      Consent of Robert Rossi & Co.

           24        Power of Attorney. (Included on Signature Page.)

           99.1      Indemnification Provisions.

           99.2 Independent Auditors Report, dated January 21, 1997, of Robert Rossi & Co.

           99.3      Form of Subscription Agreement.

     (b) Financial Statement Schedules:

         None required.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses, incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Dunmore, Commonwealth of Pennsylvania on August 11, 1999.

                                      FIRST NATIONAL COMMUNITY
                                      BANCORP, INC.


                                      By: /s/ J. David Lombardi
                                          -------------------------------------
                                          J. David Lombardi
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. David Lombardi and William S. Lance, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                Capacity                            Date
                                                --------                            ----
/s/ J. David Lombardi                President and Chief Executive              August 11, 1999
-----------------------------        Officer
J. David Lombardi                    (Principal Executive Officer)


/s/ William S. Lance                 Treasurer                                  August 11, 1999
-----------------------------        (Principal Accounting or Financial
William S. Lance                     Officer)


/s/ Angelo Bistocchi                 Director                                   August 11, 1999
-----------------------------
Angelo Bistocchi


/s/ Michael G. Cestone               Director                                   August 11, 1999
-----------------------------
Michael G. Cestone


/s/ Michael J. Cestone, Jr.          Director                                   August 11, 1999
-----------------------------
Michael J. Cestone, Jr.


/s/ Joseph Coccia                    Director                                   August 11, 1999
-----------------------------
Joseph Coccia


/s/ William P. Conaboy               Director                                   August 11, 1999
-----------------------------
William P. Conaboy


/s/ Dominick L. DeNaples             Director                                   August 11, 1999
-----------------------------
Dominick L. DeNaples


/s/ Louis A. DeNaples                Director                                   August 11, 1999
-----------------------------
Louis A. DeNaples


/s/ Joseph J. Gentile                Director                                   August 11, 1999
-----------------------------
Joseph J. Gentile


/s/ Martin F. Gibbons                Director                                   August 11, 1999
-----------------------------
Martin F. Gibbons


/s/ Joseph O. Haggerty               Director                                   August 11, 1999
-----------------------------
Joseph O. Haggerty


-----------------------------        Director                                   ___________, 1999
George N. Juba


/s/ John P. Moses                    Director                                   August 11, 1999
-----------------------------
John P. Moses


/s/ John R. Thomas                   Director                                   August 11, 1999
-----------------------------
John R. Thomas

                                  EXHIBIT INDEX

                                                                                                       Page Number
                                                                                                      in Sequential
Number                                           Title                                                Number System
------                                           -----                                                -------------

  3(i)      Registrant's Articles of Incorporation. (Incorporated by reference                              *
            to Exhibit 3(i) to Registrant's Registration Statement No.
            333-24121, filed with the Commission on April 16, 1997, and as amended on December 1, 1997, and June 1, 1998.)

  3(ii)     Registrant's Bylaws. (Incorporated by reference to Exhibit 3(ii) to                             *
            Registrant's Registration Statement No. 333-24121, filed with the
            Commission on April 16, 1997, and as amended on December 1, 1997, and June 1, 1998.)

  4         Registrant's 1999 Dividend Reinvestment and Stock Purchase Plan.                                *
            (Incorporated by reference to Exhibit 4 to Registrant's Registration
            Statement No. 333-76933, filed with the Commission on April 23,
            1999.)

  5         Form of Opinion of Shumaker Williams, P.C. re: Legality.                                       109

 21         Subsidiaries of Registrant.                                                                    111

 23.1       Consent of Shumaker Williams, P.C. (Included as part of Exhibit 5.)                            ---

 23.2       Consent of Demetrius & Company, L.L.C.                                                         112

 23.3       Consent of Robert Rossi & Co.                                                                  113

 24         Power of Attorney. (Included on Signature Page.)                                               ---

 99.1       Indemnification Provisions.                                                                    114

 99.2       Independent Auditors Report, dated January 21, 1997, of Robert Rossi                           118
            & Co.

 99.3       Form of Subscription Agreement.                                                                120

-------------
* Incorporated by reference.